Exhibit 99.1

MASTER REPURCHASE AGREEMENT

Dated as of April 10, 2018

between

BARCLAYS BANK PLC,

as Purchaser,

and

RCC REAL ESTATE SPE 7, LLC,

as Seller

i

EXHIBITS

EXHIBIT I	Names and Addresses for Communications between Parties
EXHIBIT II	Form of Confirmation Statement
EXHIBIT III	Authorized Representatives of Seller
EXHIBIT IV	Form of Power of Attorney
EXHIBIT V	Representations and Warranties Regarding Individual Purchased Assets
EXHIBIT VI	Asset Information
EXHIBIT VII	Advance Procedures
EXHIBIT VIII	Form of Margin Call Notice
EXHIBIT IX	Form of Release Letter
EXHIBIT X	Form of Covenant Compliance Certificate
EXHIBIT XI	Form of Servicer Letter
EXHIBIT XII	Form of Escrow Agreement
EXHIBIT XIII	Prohibited Assignees

ii

MASTER REPURCHASE AGREEMENT

MASTER REPURCHASE AGREEMENT, dated as of April 10, 2018 (as amended, restated, supplemented or otherwise modified and in effect from time to time, this “Agreement”), by and between BARCLAYS BANK PLC, a public limited company organized under the laws of England and Wales (including any successor thereto, “Purchaser”) and RCC REAL ESTATE SPE 7, LLC, a limited liability company organized under the laws of the State of Delaware (“Seller”).

ARTICLE 1

APPLICABILITY

Subject to the terms of the Transaction Documents, from time to time during the Revolving Period (as defined herein) the parties hereto may enter into transactions in which Seller will sell to Purchaser, all of Seller’s right, title and interest in and to certain Eligible Assets (as defined herein) and the other related Purchased Items (as defined herein) (collectively, the “Assets”) against the transfer of funds by Purchaser to Seller, with a simultaneous agreement by Purchaser to re-sell back to Seller, and by Seller to repurchase, such Assets at a date certain or on demand, against the transfer of funds by Seller to Purchaser. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing by Seller and Purchaser, shall be governed by this Agreement, including any supplemental terms or conditions contained in any exhibits identified herein as applicable hereunder. Each individual transfer of an Eligible Asset shall constitute a distinct Transaction. Notwithstanding any provision or agreement herein, this Agreement is not a commitment by Purchaser to engage in Transactions, but sets forth the requirements under which Purchaser would consider entering into Transactions from time to time. At no time shall Purchaser be obligated to purchase or effect the transfer of any Eligible Asset from Seller to Purchaser.

ARTICLE 2

DEFINITIONS

The following capitalized terms shall have the respective meanings set forth below.

“Accelerated Repurchase Date” shall have the meaning specified in Article 14(b).

“Accepted Servicing Practices” shall mean with respect to any Purchased Asset, those mortgage loan or participation interest servicing practices of prudent mortgage lending institutions that service mortgage loans and/or participation interests of the same type as such Purchased Asset in the jurisdiction where the related underlying real estate directly or indirectly securing or supporting such Purchased Asset is located.

“Account Bank” shall mean Wells Fargo Bank, National Association, or any successor appointed by Purchaser in its sole and absolute discretion.

“Account Control Agreement” shall mean that certain Account Control Agreement, dated as of the Closing Date, among Purchaser, Seller and Account Bank, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement.

“Act of Insolvency” shall mean, with respect to any Person, (a) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another which is consented to, solicited by, colluded with or not timely contested or results in entry of an order or decree for relief; (b) the seeking or consenting to the appointment of a receiver, trustee, custodian or similar official for such Person or all or substantially all of the property of such Person; (c) the appointment of a receiver, conservator, or manager for such Person by any governmental agency or authority having the jurisdiction to do so; (d) the making of a general assignment for the benefit of creditors; (e) the admission by such Person of its inability to, or intention not to, pay its debts or discharge its obligations as they become due or mature; or (f) that any Governmental Authority or agency or any person, agency or entity acting or purporting to act under Governmental Authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or substantially all of the property of such Person, or shall have taken any action to displace the management of such Person or to curtail its authority in the conduct of the business of such Person.

“Affiliate” shall mean, when used with respect to any specified Person, (a) any other Person directly or indirectly controlling, controlled by, or under common control with, such Person or (b) any “affiliate” of such Person, as such term is defined in the Bankruptcy Code. Control shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and “controlling” and “controlled” shall have meanings correlative thereto.

“Agreement” shall have the meaning specified in the introductory paragraph hereof.

“Alternative Rate” shall have the meaning specified in Article 6(b).

“Alternative Rate Transaction” shall mean, any Transaction with respect to which the Pricing Rate is determined with reference to the Alternative Rate.

“Amortization Period” shall mean, if an extension of the Termination Date is effected pursuant to Article 3(g), the period (i) beginning immediately upon the expiration of the Revolving Period and the beginning of such extension period and (ii) ending of the Termination Date, as the same may be extended pursuant to Article 3(g).

“Amortization Period Extension Conditions” shall have the meaning specified in Article 3(g).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Seller Party and any of their respective Affiliates from time to time concerning or relating to bribery, corruption or money laundering including, without limitation, the United Kingdom Bribery Act of 2010 and the United States Foreign Corrupt Practices Act of 1977, as amended.

“Anti-Money Laundering Laws” shall mean all anti-money laundering laws and regulations of any jurisdiction applicable to any Seller Party and any of their respective Affiliates.

“Applicable Index” shall mean, (a) with respect to a LIBOR Transaction, LIBOR and (b) with respect to an Alternative Rate Transaction, the Alternative Rate.

“Asset Information” shall mean, with respect to each Purchased Asset, the information set forth in Exhibit VI attached hereto.

“Assets” shall have the meaning specified in Article 1.

“Bankruptcy Code” shall mean The United States Bankruptcy Code of 1978, as amended from time to time.

“Breakage Costs” shall have the meaning specified in Article 27(b).

“Business Day” shall mean a day other than (a) a Saturday or Sunday or (b) a day in which the New York Stock Exchange or banks in the State of New York are authorized or obligated by law or executive order to be closed.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company, and any and all warrants or options to purchase any of the foregoing.

“Capitalized Lease Obligations” shall mean obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on the balance sheet prepared in accordance with GAAP of the applicable Person as of the applicable date.

“Change of Control” shall mean the occurrence of any of the following events: (a) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the beneficial owner, directly or indirectly, of 25% or more of the total voting power of all classes of Capital Stock of Guarantor entitled to vote generally in the election of the directors or (b) the Guarantor shall cease to directly own and control, of record and beneficially, 100% of the Capital Stock of Seller.

“Closing Date” shall mean April 10, 2018.

“Collateral” shall have the meaning specified in Article 7(a).

“Collection Account” shall have the meaning specified in Article 5(c).

“Confirmation” shall have the meaning specified in Article 3(b).

“Covenant Compliance Certificate” shall mean a properly completed and executed Covenant Compliance Certificate substantially in the form of Exhibit X hereto.

“Credit Event” shall mean, with respect to any Purchased Asset, a material adverse change in the credit characteristics of, without limitations, the related Mortgaged Property, any related Mortgagor or other obligor (including, without limitation, any guarantor, participant or sponsor) or the related market. Any determination that a Credit Event has occurred shall be made by Purchaser in its sole and absolute discretion.

“Current Termination Date” shall have the meaning specified in Article 3(g).

“Custodial Agreement” shall mean the Custodial Agreement, dated as of the Closing Date, by and among Custodian, Seller and Purchaser, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement.

“Custodial Delivery” shall have the meaning specified in the Custodial Agreement.

“Custodian” shall mean Wells Fargo Bank, National Association, or any successor custodian appointed by Purchaser in its sole and absolute discretion.

“Default” shall mean any event which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Defaulted Asset” shall mean any asset (a) that is thirty (30) days or more delinquent, and beyond any applicable cure period, in the payment of scheduled principal or interest, (b) for which there is a material breach of the applicable representations and warranties made by Seller that has not been cured, (c) as to which an act of insolvency shall have occurred with respect to the related borrower or (d) as to which any other material default shall have occurred under the terms of the related asset documents after applicable cure periods, in each case, as determined by Purchaser in its sole and absolute discretion.

“Default Threshold” shall have the meaning specified in the Fee Letter.

“Dollars” and “$” shall mean freely transferable lawful money of the United States of America.

“Due Diligence Package” shall have the meaning specified in Exhibit VII to this Agreement.

“Early Repurchase Date” shall have the meaning specified in Article 3(e).

“Eligibility Criteria” shall mean: (a) with respect to any Mortgage Loan, such Mortgage Loan (i) is newly-originated and performing, (ii) fully disbursed, except for customary holdbacks, reserves, escrows or future advance commitments for tenant improvements, leasing commissions and non-ground-up capital expenditures, (iii) accrues interest at a floating rate based on LIBOR (or, if applicable, the Alternative Rate), (iv) has a term to maturity of no greater than five (5) years, (v) is not, and has not previously been, subject to any other warehouse or repurchase facility (except Mortgage Loans repurchased as a result of the termination of a collateralized loan obligation), (vi) has an underlying borrower/obligor that is a bankruptcy-remote special purpose entity (to the extent required pursuant to rating agency criteria), (vii) is secured by a first Lien mortgage or deed of trust on one or more properties that are of an Eligible Property Type and otherwise satisfies the criteria set forth in the definition of Eligible Property Type, (viii) has a senior financing loan-to-value ratio (taking into account such Mortgage Loan together with any pari-passu loans but excluding any subordinate loans secured directly or indirectly by the same collateral (the “Senior Financing”)) of up to 80.0% as determined by Purchaser in its sole and absolute discretion on a case-by-case basis, (ix) has a total financing loan-to-value ratio (taking into account such Mortgage Loan together with any related pari-passu or subordinate (including mezzanine) loans secured directly or indirectly by the same collateral (the “Total Financing”) of up to 85.0% as determined by Purchaser in its sole and absolute discretion on a case-by-case basis, and (x) satisfies the requirements set forth in the Pricing Matrix; or (b) with respect to any Senior Note or Senior Participation Interest, the related Mortgage Loan satisfies the criteria set forth in clause (a) above.

“Eligible Asset” shall mean any Mortgage Loan, Senior Note or Senior Participation Interest (a) that is approved by Purchaser in its sole and absolute discretion; (b) that satisfies the Eligibility Criteria; and (c) with respect to which the applicable representations and warranties set forth in this Agreement (including the exhibits hereto) are true and correct in all material respects, except to the extent disclosed in a Requested Exceptions Report approved by Purchaser in writing.

Notwithstanding anything to the contrary contained in this Agreement, the following shall not be Eligible Assets for purposes of this Agreement: (i) non-performing, defaulted or delinquent loans (30 days or more); (ii) Defaulted Assets; (iii) ground-up construction loans; (iv) mortgage-backed securities; (vi) loans secured by raw, vacant or unimproved land; and (vii) participation interests in any assets described in the preceding clauses (i) through (vi).

“Eligible Property Types” shall mean multi-family, office, retail, hospitality, industrial, self-storage and manufactured housing properties, or properties made up of any combination of the foregoing, in each case that: (i) have a minimum value of $5 million as determined by Purchaser in its sole and absolute discretion on a case-by-case basis; (ii) are not undergoing, and not be scheduled to undergo, and major expansion or ground up construction that is reasonably likely to cause a material decrease in cash flow from previously in-place operations, unless adequately reserved for; and (iii) are free of material structural and/or environmental defects, unless adequately reserved for and a mitigation plan is in place.

The Eligible Property Type criteria set forth herein may be revised by Purchaser in its sole and absolute discretion with respect to any new Eligible Assets proposed to be purchased by the Purchaser under the Facility, provided that Purchaser is also revising the Eligible Property Type criteria in Purchaser’s other repurchase facilities covered by the same group within Purchaser with respect to commercial real estate assets that are similar to Eligible Assets and such criteria are consistently applied.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (a) described in Section 414(b) or (c) of the Internal Revenue Code of which Seller is a member and (b) solely for purposes of potential liability under Section 302 of ERISA and Section 412 of the Internal Revenue Code, described in Section 414(m) or (o) of the Internal Revenue Code of which Seller is a member.

“Escrow Agreement” shall mean an agreement substantially in the form of Exhibit XII hereto or such other form as may be approved by Purchaser in its sole and absolute discretion, delivered by a Settlement Agent to Purchaser and Custodian.

“Event of Default” shall have the meaning specified in Article 14(a).

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

“Exit Fee” shall have the meaning specified in the Fee Letter.

“Federal Funds Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by Purchaser from three (3) federal funds brokers of recognized standing selected by it; provided, that such selected brokers shall be the same brokers as selected for all of Purchaser’s other repurchase customers where the Federal Funds Rate is to be applied, to the extent such brokers are available.

“Fee Letter” shall mean the letter agreement, dated as of the Closing Date, from Purchaser and accepted and agreed by Seller, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement.

“Filings” shall have the meaning specified in Article 7(b).

“Financing Lease” shall mean any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“Future Advance Failure” shall have the meaning specified in Article 12(n).

“Future Advance Purchased Asset” shall mean any Purchased Asset approved by Purchaser, in its sole and absolute discretion, with respect to which less than the full principal amount is funded at origination and Seller is obligated, subject to the satisfaction of certain conditions precedent under the related Purchased Asset Documents, to make additional advances in the future to the related Mortgagor. For the avoidance of doubt, Purchaser shall have no obligation to make any additional advance with respect to any Future Advance Purchased Asset unless Purchaser agrees, in its sole absolute discretion, to make such additional advance in accordance with, and subject to, Article 3(h).

“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” shall mean Resource Capital Corp., a Maryland corporation.

“Guaranty” shall mean the Guaranty, dated as of the Closing Date, from Guarantor in favor of Purchaser, in form and substance acceptable to Purchaser, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement.

“Hedging Transaction” shall mean, with respect to any or all of the Purchased Assets, any short sale of U.S. Treasury Securities or mortgage-related securities, futures contract (including Eurodollar futures) or options contract or any swap, cap or collar agreement or similar arrangements providing for protection against fluctuations in interest rates, credit spreads or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by any of Seller, Guarantor or any Subsidiary of Guarantor with Purchaser or an Affiliate of Purchaser or one or more other counterparties acceptable to Purchaser in its sole and absolute discretion.

“Indebtedness” shall mean, for any Person, without duplication (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (f) Indebtedness of others guaranteed by such Person; (g) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (h) Recourse Indebtedness of such Person; (i) Indebtedness of general partnerships of which such Person is secondarily or contingently liable (other than by endorsement of instruments in the course of collection), whether by reason of any agreement to acquire such indebtedness to supply or advance sums or otherwise; (j) Capitalized Lease Obligations of such Person; (k) all net liabilities or obligations under any interest rate, interest rate swap, interest rate cap, interest rate floor, interest rate collar, or other hedging instrument or agreement; and (l) all obligations of such Person under Financing Leases.

“Indemnified Amounts” and “Indemnified Parties” shall each have the respective meanings specified in Article 27(a).

“Independent Manager” shall mean a natural Person who (a) is not at the time of initial appointment and has never been, and will not while serving as Independent Manager be: (i) a stockholder, director, officer, employee, partner, member (other than a “special member” or “springing member”), manager (with the exception of serving as the Independent Manager of Seller), attorney or counsel of any Seller Party or any Affiliate or equity owner of any Seller Party; (ii) a customer, supplier or other Person who derives any of its purchases or revenues (other than any revenue derived from serving as the Independent Manager of such party) from its activities with any Seller Party, or any Affiliate or equity owner of any Seller Party; (iii) a Person controlling or under common control with any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person of any Seller Party or any Affiliate or equity owner of any Seller Party; or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person of any Seller Party or any Affiliate or equity owner of any Seller Party and (b) has (i) prior experience as an independent director or independent manager for a corporation, a trust or limited liability company whose charter documents required the unanimous consent of all independent directors or independent managers thereof before such corporation, trust or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three (3) years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company or Stewart Management Company, or if none of these companies is then providing professional independent directors, another nationally recognized company acceptable to Purchaser, that is not an Affiliate of Seller and that provides, inter alia, professional independent directors or independent managers in the ordinary course of their respective business to issuers of securitization or structured finance instruments, agreements or securities or lenders originating commercial real estate loans for inclusion in securitization or structured finance instruments, agreements or securities (a “Professional Independent Manager”) and is an employee of such a company or companies at all times during his or her service as an Independent Manager. A natural Person who satisfies the foregoing definition except for being (or having been) the independent director or independent manager of a “special purpose entity” Affiliated with any Seller Party (provided such Affiliate does not or did not own a direct or indirect equity interest in Seller) shall not be disqualified from serving as an Independent Manager, provided that such natural Person satisfies all other criteria set forth above and that the fees such individual earns from serving as independent director or independent manager of Affiliates of Seller or in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. A natural Person who satisfies the foregoing definition other than clause (a)(ii) shall not be disqualified from serving as an Independent Manager if such individual is a Professional Independent Manager and such individual complies with the requirements of the previous sentence.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“LIBOR” shall mean, with respect to each Pricing Rate Period, the rate determined by Purchaser to be (i) the per annum rate for one (1) month deposits in Dollars, which appears on the Reuters Screen LIBOR01 Page (or any successor thereto) as the London Interbank Offering Rate as of 11:00 a.m., London time, on the day that is two (2) London Business Days prior to the respective Pricing Rate Determination Date (rounded upwards, if necessary, to the nearest 1/1000 of 1%); (ii) if such rate does not appear on said Reuters Screen LIBOR01 Page, the arithmetic mean (rounded as aforesaid) of the offered quotations of rates obtained by Purchaser from the Reference Banks for one (1) month deposits in Dollars to prime banks in the London Interbank market as of approximately 11:00 a.m., London time, on the day that is two (2) London Business Days prior to that Pricing Rate Determination Date and in an amount that is representative for a single transaction in the relevant market at the relevant time; or (iii) if fewer than two (2) Reference Banks provide Purchaser with such quotations, the rate per annum which Purchaser determines to be the arithmetic mean (rounded as aforesaid) of the offered quotations of rates which major banks in New York, New York selected by Purchaser are quoting at approximately 11:00 a.m., New York City time, on the Pricing Rate Determination Date for loans in Dollars to leading European banks for a period equal to the applicable Pricing Rate Period in amounts of not less than $1,000,000.00; provided, that such selected banks shall be the same banks as selected for all of Purchaser’s other commercial real estate repurchase facilities where LIBOR is to be applied, to the extent such banks are available. Purchaser’s determination of LIBOR shall be binding and conclusive on Seller absent manifest error. LIBOR may or may not be the lowest rate based upon the market for U.S. Dollar deposits in the London Interbank Eurodollar Market at which Purchaser prices loans on the date which LIBOR is determined by Purchaser as set forth above. Notwithstanding the foregoing, in no event shall LIBOR be less than zero.

“LIBOR Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate is determined for such Pricing Rate Period with reference to LIBOR.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing), and the filing of any financing statement under the UCC or comparable law of any jurisdiction in respect of any of the foregoing.

“Litigation Threshold” shall have the meaning specified in the Fee Letter.

“London Business Day” shall mean any day other than (a) a Saturday, (b) a Sunday or (c) any other day on which commercial banks in London, England are not open for business.

“Margin Amount” shall mean, with respect to any Purchased Asset on any date, an amount equal to (a) the lesser of (i) the unpaid principal balance of such Purchased Asset and (ii) the Market Value of such Purchased Asset, multiplied by (b) the Purchase Price Percentage for such Purchased Asset.

“Margin Call” shall have the meaning specified in Article 4(a).

“Margin Deficit” shall exist, with respect to any Purchased Asset, if (a) the Margin Amount for such Purchased Asset is less than (b) the Repurchase Price for such Purchased Asset.

“Margin Deficit Event” shall exist, with respect to any Purchased Asset, if the Margin Amount for such Purchased Asset is less than 98% of the outstanding Purchase Price for such Purchased Asset.

“Market Disruption Event” shall mean the occurrence of (a) an event or events that result in the effective absence of (i) a “repo market” or comparable “lending market” for financing commercial mortgage loans, (ii) a “lending market” for financing commercial mortgaged properties similar to the Mortgaged Properties or (iii) a market for securities backed by loans similar to the Purchased Assets issued in transactions exempt from registration under the Securities Act of 1933, as amended, (b) a material adverse change in financial markets, an outbreak or escalation of hostilities or a material adverse change in national or international political, financial or economic conditions, (c) a general suspension of trading on major stock exchanges for more than two (2) business days; or (d) a material disruption in or moratorium on commercial banking activities or securities settlement services, in each case, as determined by Purchaser in its sole and absolute discretion.

“Market Value” shall mean, with respect to any Purchased Asset as of any relevant date, the market value for such Purchased Asset on such date as determined by Purchaser in its sole and absolute discretion exercised in good faith (which determination shall give credit for any assigned Hedging Transactions, if applicable) in connection with the purchase of such Purchased Asset and upon the occurrence and during the continuance of (a) a Credit Event with respect to such Purchased Asset or (b) with respect to all of the Purchased Assets, a Market Disruption Event. Notwithstanding the foregoing, the Market Value shall be deemed to be zero with respect to any Purchased Asset (i) that is determined by Purchaser not to have been an Eligible Asset as of the related Purchase Date, (ii) in respect of which a material portion of the Purchased Asset file, as determined by Purchaser in its sole and absolute discretion, has not been delivered to Custodian or remains outstanding in violation of the Custodial Agreement, (iii) that is determined by Purchaser to be a Defaulted Asset or (iv) that has not been repurchased after the passing of its Repurchase Date.

“Material Adverse Effect” shall mean a material adverse effect on (a) the property, business, condition (financial or otherwise), assets or operations of the Seller Parties, taken as a whole; (b) the ability of any Seller Party to perform its obligations under any of the Transaction Documents; (c) the validity or enforceability of any of the Transaction Documents; or (d) the rights and remedies of Purchaser under any of the Transaction Documents, in each case, as determined by Purchaser in its sole and absolute discretion.

“Maximum Facility Purchase Price” shall have the meaning specified in the Fee Letter.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt or other instrument, creating a valid and enforceable first Lien on or a first priority ownership interest in an estate in (i) fee simple in real property and the improvements thereon or (ii) a ground lease, securing a Mortgage Note or similar evidence of indebtedness.

“Mortgage Loan” shall mean a whole mortgage loan that is secured by a first Lien on one or more commercial or multi-family properties.

“Mortgage Note” shall mean a note or other evidence of indebtedness of a Mortgagor secured by a Mortgage.

“Mortgaged Property” shall mean, in the case of (a) a Mortgage Loan, the mortgaged property securing such Mortgage Loan and (b) a Participation Interest, the mortgaged property securing such Participation Interest, or the mortgaged property securing the Mortgage Loan in which such Participation Interest represents a participation, as applicable.

“Mortgagor” shall mean the obligor on a Mortgage Note and the grantor of the related Mortgage.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been, or were required to have been, made by Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.

“Net Cash Flow” shall mean, with respect to any Purchased Asset at any time, all monies collected from or in respect of such Purchased Asset, including without limitation, payments of interest, principal, repayment, rental or other income, insurance and liquidation proceeds, payments in respect of any associated hedging transaction, and all proceeds from sale or other disposition of such Purchased Asset. For the avoidance of doubt, Net Cash Flow shall not include origination fees and expense deposits paid by Mortgagors in connection with the origination and closing of the Purchased Asset.

“Originator” shall mean RCC Real Estate, Inc., a Delaware corporation, and its successors-in-interest.

“Originator Financing Statement” shall have the meaning specified in Article 3(b).

“Participant Register” shall have the meaning specified in Article 20(d).

“Participation Certificate” shall mean the original participation certificate, if any, that was executed and delivered in connection with a Participation Interest.

“Participation Interest” shall mean a participation interest in a Mortgage Loan.

“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant-in-common, trust, joint stock company, joint venture, unincorporated organization, or any other entity of whatever nature, or a Governmental Authority.

“Plan” shall mean an employee benefit or other plan established or maintained by Seller or any ERISA Affiliate during the five year period ended prior to the date of this Agreement or to which Seller or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of this Agreement, been required to make contributions and that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Internal Revenue Code, other than a Multiemployer Plan.

“Pledge Agreement” shall mean that certain Originator Pledge and Security Agreement, dated as of the Closing Date, from Originator in favor of Purchaser, in form and substance acceptable to Purchaser, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement.

“Pledged Collateral” shall have the meaning specified in the Pledge Agreement.

“Pre-Purchase Due Diligence” shall have the meaning specified in Article 3(c).

“Pre-Purchase Legal/Due Diligence Review Fee” shall have the meaning specified in the Fee Letter.

“Pricing Matrix” shall have the meaning specified in the Fee Letter.

“Pricing Rate” shall mean, for any Pricing Rate Period and any Transaction, an annual rate equal to the sum of (a)(i) with respect to a LIBOR Transaction, LIBOR for such Pricing Rate Period, (ii) with respect to an Alternative Rate Transaction, the Alternative Rate for such Pricing Rate Period and (iii) with respect to a Prime Rate Transaction, the Prime Rate for such Pricing Rate Period plus (b) the relevant Spread for such Transaction plus (c) the relevant Spread Adjustment for such Transaction, in each case, subject to adjustment and/or conversion as provided in Articles 6(a)(i) and 6(b); provided, however that in no event shall the Pricing Rate be less than the relevant Spread.

“Pricing Rate Determination Date” shall mean with respect to any Pricing Rate Period with respect to any Transaction, the second (2nd) Business Day preceding the first day of such Pricing Rate Period.

“Pricing Rate Period” shall mean, with respect to any Transaction and any Remittance Date (a) in the case of the first Pricing Rate Period, the period commencing on and including the Purchase Date for such Transaction and ending on and excluding the following Remittance Date, and (b) in the case of any subsequent Pricing Rate Period, the period commencing on and including the immediately preceding Remittance Date and ending on and excluding the following Remittance Date; provided, however, that in no event shall any Pricing Rate Period for a Purchased Asset end subsequent to the Repurchase Date for such Purchased Asset (or such later date on which the Purchased Asset is actually repurchased).

“Prime Rate” shall mean the prime rate of U.S. commercial banks as published in The Wall Street Journal (or, if more than one such rate is published, the average of such rates) on the related Pricing Rate Determination Date (and, upon conversion of a Transaction from a LIBOR Transaction or an Alternative Rate Transaction to a Prime Rate Transaction pursuant to Article 6(a) of this Agreement on the date of the conversion of a Transaction from a LIBOR

Transaction or an Alternative Rate Transaction to a Prime Rate Transaction). The Prime Rate shall be determined by Buyer or its agent which determination shall be conclusive absent manifest error. Notwithstanding the foregoing, in no event shall the Prime Rate be less than zero.

“Prime Rate Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate for such Pricing Rate Period is determined with reference to the Prime Rate.

“Principal Payment” shall mean, with respect to any Purchased Asset, any payment or prepayment of principal received or allocated as principal in respect thereof.

“Prohibited Assignee” shall mean the direct competitors of Seller identified on Exhibit XIII attached hereto or any of their respective Affiliates.

“Prohibited Person” shall mean any Person (i) whose name appears on the list of Specially Designated Nationals and Blocked Persons by the Office of Foreign Asset Control (OFAC); (ii) that is a foreign shell bank; and (iii) that resident in or whose subscription funds are transferred from or through an account in a jurisdiction that has been designated as a non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering (FATF), of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur; or (iv) that is, or is owned or controlled by any Person that is, the target of any Sanctions or is located, organized or resident in a country or territory that is, or whose government is, the target of Sanctions.

“Purchase Date” shall mean, with respect to any Purchased Asset, the date on which Purchaser purchases such Purchased Asset from Seller hereunder.

“Purchase Price” shall mean, with respect to any Purchased Asset, the price at which such Purchased Asset is transferred by Seller to Purchaser on the applicable Purchase Date, increased by any amounts advanced by Purchaser to Seller pursuant to Article 3(h), decreased by (a) the portion of any Principal Payments on such Purchased Asset that is applied pursuant to Article 5 to reduce the Purchase Price for such Purchased Asset, (b) any amounts applied to reduce the Purchase Price of the Purchased Asset pursuant to Article 4(a) on account of a Margin Call and (c) any other amounts paid applied by Purchaser to reduce the Purchase Price for the Purchased Asset. The Purchase Price as of the Purchase Date for any Purchased Asset shall be set forth in the Confirmation for the related Transaction and shall not exceed an amount (expressed in Dollars) equal to the product obtained by multiplying the applicable Purchase Price Percentage, as determined by Purchaser in its sole and absolute discretion, by the lesser of (x) the unpaid principal balance of such Purchased Asset and (y) the Market Value of such Purchased Asset.

“Purchase Price Differential” shall mean, with respect to any Purchased Asset as of any date of determination, the amount equal to the product of (a) the applicable Pricing Rate for such Purchased Asset and (b) the daily outstanding Purchase Price of such Purchased Asset, calculated on the basis of a 360-day year and the actual number of days during the period commencing on (and including) the Purchase Date for such Purchased Asset and ending on (but excluding) the Repurchase Date (or such later date on which the Purchased Asset is actually repurchased) for such Purchased Asset (reduced by any amount of such Purchase Price Differential previously paid by Seller to Purchaser with respect to such Purchased Asset).

“Purchase Price Percentage” shall have the meaning specified in the Fee Letter.

“Purchased Asset” shall mean (a) with respect to any Transaction, the Eligible Asset sold by Seller to Purchaser in such Transaction and (b) with respect to the Transactions in general, all Eligible Assets sold by Seller to Purchaser (other than Purchased Assets that have been repurchased by Seller). Any Purchased Asset that is repurchased by Seller in accordance with this Agreement shall cease to be a Purchased Asset.

“Purchased Asset Documents” shall mean, with respect to a Purchased Asset, the documents comprising the Purchased Asset File for such Purchased Asset upon its release pursuant to Article 7(b).

“Purchased Asset File” shall mean the documents specified as the “Purchased Asset File” in the Custodial Agreement, together with any additional documents and information required to be delivered to Purchaser or its designee (including the Custodian) pursuant to this Agreement and/or the Custodial Agreement.

“Purchased Asset Schedule” shall mean, with respect to any Purchased Asset, a schedule attached to the related Confirmation containing information substantially similar to the Asset Information.

“Purchased Items” shall mean all of Seller’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located:

(i)    the Purchased Assets;

(ii)    the Purchased Asset Documents, the Servicing Rights, the Servicing Agreement, the Servicing Records, mortgage guaranties, mortgage insurance, insurance policies, insurance claims, collection and escrow accounts, and letters of credit, in each case, relating to the Purchased Assets;

(iii)    the Hedging Transactions, if any, entered into with respect to any Purchased Asset;

(iv)    all related forward trades and takeout commitments placed on the Purchased Assets;

(v)    all proceeds relating to the sale, securitization, liquidation, or other disposition of the Purchased Assets;.

(vi)    all “general intangibles”, “accounts”, “chattel paper”, “investment property”, “instruments”, “securities accounts” and “deposit accounts”, each as defined in the UCC, relating to or constituting any and all of the foregoing; and

(vii)    all replacements, substitutions or distributions on or proceeds, payments, Net Cash Flow and profits of, and records (but excluding any financial models or other proprietary information) and files relating to any and all of any of the foregoing.

“Purchaser” shall have the meaning specified in the introductory paragraph hereof.

“Recourse Indebtedness” shall mean, for any Person on any date, without duplication, the indebtedness of such Person (and its Subsidiaries) for which such Person (and its Subsidiaries) is directly responsible or liable as obligor or guarantor (excluding obligations arising by reason of customary recourse carve-outs under a non-recourse instrument, including, but not limited to, fraud, misappropriation and misapplication, and environmental indemnities).

“Reference Banks” shall mean banks designated by Purchaser, in its sole and absolute discretion, each of which shall (i) be a leading bank engaged in transactions in Eurodollar deposits in the international Eurocurrency market and (ii) have an established place of business in London.

“Register” shall have the meaning specified in Article 20(c).

“Release Letter” shall mean a letter substantially in the form of Exhibit IX hereto (or such other form as may be acceptable to Purchaser).

“Remittance Date” shall mean the eighteenth (18th) calendar day of each month, or the immediately succeeding Business Day, if such calendar day shall not be a Business Day, or such other day as is mutually agreed to by Seller and Purchaser.

“Repurchase Date” shall mean, with respect to any Purchased Asset, the earliest to occur of (a) the date set forth in the applicable Confirmation, or if such day is not a Business Day, the immediately following Business Day, as the same may be extended by Purchaser in its sole discretion; (b) an Early Repurchase Date with respect to such Purchased Asset; (c) the maturity date of such Purchased Asset; (d) a Future Advance Failure with respect to such Purchased Asset; (e) the Accelerated Repurchase Date or (f) the Termination Date

“Repurchase Obligations” shall have the meaning specified in Article 7(a).

“Repurchase Price” shall mean, with respect to any Purchased Asset as of any Repurchase Date or any date on which the Repurchase Price is required to be determined hereunder, the price at which such Purchased Asset is to be transferred from Purchaser to Seller; such price will be determined in each case as the sum of (i) the outstanding Purchase Price of such Purchased Asset as of such date; (ii) the accrued and unpaid Purchase Price Differential with respect to such Purchased Asset as of such date (other than, with respect to calculations in connection with the determination of a Margin Deficit, accrued and unpaid Purchase Price Differential for the current Pricing Rate Period); (iii) all accrued and unpaid costs and expenses (including, without limitation, the fees and expenses of counsel) of Purchaser relating to such Purchased Assets; and (iv) any other amounts due and owing by Seller to Purchaser and its Affiliates pursuant to the terms of the Transaction Documents as of such date.

“Requested Exceptions Report” shall have the meaning specified in Exhibit VII hereto.

“Requirement of Law” shall mean any applicable law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other Governmental Authority whether now or hereafter enacted or in effect.

“Responsible Officer” shall mean any executive officer of Seller.

“Revolving Period” shall mean the period (i) beginning on the Closing Date and (ii) ending April 9, 2021 (which is three (3) years after the Closing Date), or such later date as may be in effect pursuant to Article 3(f).

“Revolving Period Extension” shall have the meaning specified in Article 3(f).

“Revolving Period Extension Conditions” shall have the meaning specified in Article 3(f).

“Revolving Period Extension Fee” shall have the meaning specified in the Fee Letter.

“Sanctions” shall mean, collectively, any sanctions administered or enforced by the U.S. Treasury Department Office of Foreign Asset Control (OFAC), the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council, the European Union, the United Kingdom or any other relevant sanctions authority.

“SEC” shall have the meaning specified in Article 24(a).

“Seller” shall have the meaning assigned thereto in the introductory paragraph hereof.

“Seller Party” shall mean, collectively or individually, as the context may require, Seller, Originator and Guarantor.

“Seller Financing Statement” shall have the meaning specified in Article 3(b).

“Senior Note” shall mean a Mortgage Note evidencing a senior or pari passu senior position in a Mortgage Loan; provided that any pari passu Senior Note is the controlling note. A Senior Note shall not be junior to any other Mortgage Note secured by the same Mortgaged Property.

“Senior Participation Interest” shall mean a senior or pari passu senior Participation Interest in a Mortgage Loan evidenced by a Participation Certificate; provided that any pari passu Senior Participation Interest is the controlling participation interest. A Senior Participation Interest shall not be junior to any other participation interest or Mortgage Note secured directly or indirectly by the same Mortgaged Property.

“Servicer” shall mean Wells Fargo Bank, National Association or any other servicer approved by Purchaser in its sole and absolute discretion.

“Servicer Account” shall have the meaning specified in the Servicing Agreement.

“Servicer Letter” shall have the meaning specified in Article 29(e).

“Servicing Agreement” shall mean (i) that certain Servicing Agreement, dated as of April 10, 2018, by and between Servicer and Seller, and (ii) any other servicing agreement, in form and substance acceptable to Purchaser in its sole and absolute discretion, entered into by Seller and any Servicer, in each case, as the same may be amended, modified and/or restated from time to time, and/or any replacement servicing agreement acceptable to Purchaser in its sole and absolute discretion.

“Servicing Records” shall have the meaning specified in Article 29(f).

“Servicing Rights” shall mean rights of any Person, to administer, service or subservice, the Purchased Assets or to possess related Servicing Records.

“Settlement Agent” shall mean a settlement agent, escrow agent or bailee that is acceptable to Purchaser in its sole and absolute discretion and that has delivered an Escrow Agreement.

“Significant Modification” shall mean:

(i)    any modification, consent to a modification or waiver of any monetary term (other than with respect to de minimis amounts) or material non-monetary term (including, without limitation, prepayment terms, timing of payments and acceptance of discounted payoffs) of a Purchased Asset (or related Mortgage Loan, as applicable) or any extension of the maturity date of such Purchased Asset (or related Mortgage Loan, as applicable), other than (a) if required pursuant to the specific terms of the related Purchased Asset (or related Mortgage Loan, as applicable) and (b) for which there is no material lender discretion;

(ii)    any release of collateral or any acceptance of substitute collateral for a Purchased Asset (or related Mortgage Loan, as applicable) or any consent to either of the foregoing, other than (a) if required pursuant to the specific terms of the related Purchased Asset (or related Mortgage Loan, as applicable) and (b) for which there is no material lender discretion;

(iii)    any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Purchased Asset (or related Mortgage Loan, as applicable) or, if lender consent is required, any consent to such a waiver or consent to a transfer of a Mortgaged Property or interests in the Mortgagor or consent to the incurrence of debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related Purchased Asset Documents;

(iv)    any acceptance of an assumption agreement releasing a Mortgagor from liability under a Purchased Asset (or related Mortgage Loan, as applicable) other than (a) pursuant to the specific terms of such Purchased Asset (or related Mortgage Loan, as applicable) and (b) for which there is no material lender discretion; and

(v)    any foreclosure or exercise of any material remedies under a Purchased Asset (or related Mortgage Loan, as applicable).

“Spread” shall have the meaning specified in the Fee Letter.

“SIPA” shall have the meaning specified in Article 24(a).

“Structuring Fee” shall have the meaning specified in the Fee Letter.

“Subsidiary” shall mean, as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Seller.

“Termination Date” shall mean the later of (i) the date of the expiration of the Revolving Period or (ii) or such later date as may be in effect pursuant to Article 3(g).

“Termination Date Extension Fee” shall have the meaning specified in the Fee Letter.

“Title Insurer” shall mean a nationally recognized title insurance company qualified to do business in the jurisdiction where the applicable Mortgaged Property is located.

“Title Policy” shall mean an American Land Title Association (ALTA) lender’s title insurance policy or a comparable form of lender’s title insurance policy (or escrow instructions binding on the Title Insurer and irrevocably obligating the Title Insurer to issue such title insurance policy, a title policy commitment or pro-forma “marked up” at the closing of the related Purchased Asset and countersigned by the Title Insurer or its authorized agent) as adopted in the applicable jurisdiction.

“Transaction” shall mean a Transaction, as specified in Article 1.

“Transaction Documents” shall mean, collectively, this Agreement, any applicable Exhibits to this Agreement, the Fee Letter, the Guaranty, the Custodial Agreement, the Servicing Agreement, the Servicer Letter, the Account Control Agreement, the Pledge Agreement, all Confirmations and assignment documentation executed pursuant to this Agreement in connection with specific Transactions, and all other documents executed in connection with this Agreement or any Transaction.

“Trust Receipt” shall have the meaning specified in the Custodial Agreement.

“UCC” shall have the meaning specified in Article 7(b).

“UCC Filing Jurisdiction” shall mean the State of Delaware.

“UCC Financing Statement” shall mean the Seller Financing Statement or the Originator Financing Statement, individually or collectively as the context may require.

“Underwriting Issues” shall mean, with respect to any Purchased Asset as to which Seller intends to request a Transaction, all information that has come to Seller’s attention after making reasonable inquiries and exercising reasonable care and diligence that (i) would be considered a materially “negative” factor (either separately or in the aggregate with other information) or (ii) a defect in loan documentation or closing deliveries (such as any absence of any Purchased Asset Document(s)).

“Wet Purchased Asset” shall mean an Eligible Asset which Seller is selling to Purchaser simultaneously with the origination thereof and for which the Purchased Asset File has not been delivered to Custodian.

The terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender. All references to articles, schedules and exhibits are to articles, schedules and exhibits in or to this Agreement unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The term “include” or “including” shall mean without limitation by reason of enumeration. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. References to “good faith” in this Agreement shall mean “honesty in fact in the conduct or transaction concerned”.

ARTICLE 3

INITIATION; CONFIRMATION; TERMINATION; EXTENSION

(a)    Entry into Transactions. During the Revolving Period, upon the satisfaction of all conditions set forth in Article 3(b) for the initial Transaction and Article 3(c) for each Transaction (including the initial Transaction), the related Eligible Asset shall be transferred to Purchaser against the transfer of the Purchase Price therefor to an account of Seller. Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction covered thereby. In the event of any conflict between the terms of such Confirmation and the terms of this Agreement, other than with respect to the Purchase Price Percentage or the applicable Purchase Price Differential set forth in the related Confirmation, this Agreement shall prevail.

(b)    Conditions Precedent to Initial Transaction. Purchaser’s agreement to enter into the initial Transaction is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the following conditions precedent to the satisfaction of Purchaser and its counsel in their sole and absolute discretion:

(i)    Delivery of Documents. The following documents, shall have been delivered to Purchaser:

(A)    this Agreement, duly completed and executed by each of the parties hereto;

(B)    the Fee Letter, duly completed and executed by each of the parties thereto;

(C)    the Custodial Agreement, duly completed and executed by each of the parties thereto;

(D)    the Account Control Agreement, duly completed and executed by each of the parties thereto;

(E)    the Guaranty, duly completed and executed by each of the parties thereto;

(F)    the Servicing Agreement, duly completed and executed by each of the parties thereto;

(G)    the Servicer Letter, duly completed and executed by each of the parties thereto;

(H)    the Pledge Agreement, duly completed and executed by each of the parties thereto;

(I)    [reserved];

(J)    any and all consents and waivers applicable to Seller or to the Purchased Assets;

(K)    a power of attorney from Seller substantially in the form of Exhibit IV hereto, duly completed and executed, provided that Purchaser shall not utilize such power of attorney unless an Event of Default has occured;

(L)    a UCC financing statement for filing in the UCC Filing Jurisdiction of Seller, naming Seller as “Debtor” and Purchaser as “Secured Party” and describing as “Collateral” “All assets of Seller, whether now owned or existing or hereafter acquired or arising and wheresoever located, and all proceeds and all products thereof” (the “Seller Financing Statement”);

(M)    a UCC financing statement for filing in the UCC Filing Jurisdiction of Originator, naming Originator as “Debtor” and Purchaser as “Secured Party” and describing as “Collateral” all of the items set forth in the definition of Pledged Collateral (the “Originator Financing Statement”);

(N)    opinions of outside counsel to the Seller Parties in form and substance acceptable to Purchaser (including, but not limited to, those relating to corporate matters, enforceability, applicability of the Investment Company Act of 1940, security interests and Bankruptcy Code safe harbors);

(O)    for each Seller Party, a good standing certificate dated within thirty (30) calendar days prior to the Closing Date, certified true, correct and complete copies of organizational documents and certified true, correct and complete copies of resolutions (or similar authority documents) with respect to the execution, delivery and performance of the Transaction Documents and each other document to be delivered by such party from time to time in connection herewith; and

(P)    all such other and further documents and documentation as Purchaser shall require.

(ii)    Reimbursement of Costs and Expenses. Seller shall have paid, or reimbursed Purchaser for, all costs and expenses, including but not limited to legal fees and due diligence expenses, actually incurred by Purchaser in connection with the development, preparation and execution of the Transaction Documents and any other documents prepared in connection herewith or therewith.

(iii)    Payment of Fees. Purchaser shall have received payment from Seller of the Structuring Fee.

(c)    Conditions Precedent to All Transactions. Purchaser’s agreement to enter into each Transaction (including the initial Transaction) is subject to the satisfaction of the following further conditions precedent to the satisfaction of Purchaser and its counsel, both immediately prior to entering into such Transaction and also after giving effect to the consummation thereof and the intended use of the proceeds of the sale:

(i)    Maximum Facility Purchase Price. The sum of (A) the aggregate unpaid Repurchase Price for all prior outstanding Transactions (excluding accrued and unpaid Purchase Price Differential for the then current Pricing Rate Period) and (B) the requested Purchase Price for the pending Transaction shall not exceed an amount equal to the Maximum Facility Purchase Price.

(ii)    Confirmation. Seller shall have:

(A)    no less than ten (10) Business Days prior to the requested Purchase Date, given written notice to Purchaser of the proposed Transaction;

(B)    no less than five (5) Business Days prior to the requested Purchase Date, delivered to Purchaser an executed and completed confirmation substantially in the form of Exhibit II hereto (a “Confirmation”). The Confirmation shall be signed by a Responsible Officer of Seller; provided, however, that Purchaser shall not be liable to Seller if it inadvertently acts on a Confirmation that has not been signed by a Responsible Officer of Seller;

(C)    with respect to each Eligible Asset subject to the pending Transaction, delivered to Purchaser the documents required pursuant to Exhibit VII hereto in accordance with the time frames set forth therein; and

(D)    concurrently with the giving of notice of the proposed Transaction, paid to Purchaser the Pre-Purchase Legal/Due Diligence Review Fee with respect to each Eligible Asset proposed to be subject to the Transaction.

(iii)    Delivery to Custodian. Seller shall have delivered to Custodian, (A) with respect to each Eligible Asset to be sold to Purchaser, the applicable Custodial Delivery and (B) with respect to each Eligible Asset other than a Wet Purchased Asset, the related Purchased Asset File, in each case, in accordance with the procedures and time frames set forth in the Custodial Agreement.

(iv)    Confirmation by Settlement Agent. With respect to any Wet Purchased Asset, the related Settlement Agent shall have confirmed possession of the related Purchased Asset File in accordance with the related Escrow Agreement.

(v)    Due Diligence Review. Purchaser shall have completed its due diligence investigation of the Eligible Assets subject to the pending Transaction and such other documents, records, agreements, instruments, mortgaged properties or information relating to such Eligible Assets and, in accordance with Article 28, each Seller Party, as Purchaser in its sole and absolute discretion deems appropriate to review and such review shall be satisfactory to Purchaser in its sole and absolute discretion (the “Pre-Purchase Due Diligence”) and has determined, in its sole and absolute discretion, to purchase any or all of the Eligible Assets proposed to be sold to Purchaser by Seller. Purchaser shall inform Seller of its determination with respect to any such proposed Transaction solely in accordance with Exhibit VII hereto.

(vi)    Countersigned Confirmation. Purchaser shall have delivered to Seller a countersigned copy of the related Confirmation described in clause (ii)(A) above.

(vii)    No Default. No Default or Event of Default shall have occurred and be continuing or will occur as a result of the pending Transaction;

(viii)    No Material Adverse Effect. No event shall have occurred which has, or would reasonably be expected to have, a Material Adverse Effect.

(ix)    Waiver of Exceptions. Purchaser shall have waived in writing all exceptions in the related Requested Exceptions Report, as evidenced by Purchaser’s execution of the Confirmation to which such Requested Exception Report is attached.

(x)    Representations and Warranties. The representations and warranties made by Seller in Article 10 (other than those contained in Article 10(w) relating to Purchased Assets subject to other Transactions, which shall be considered solely for the purpose of determining the Market Value and eligibility of the Purchased Assets, unless (i) Seller shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made; or (ii) any such representations and warranties have been determined by Purchaser in its sole and absolute discretion to be materially false or misleading on a regular basis) shall be true, correct and complete on and as of the Purchase Date for the pending Transaction with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(xi)    Acknowledgement of Servicer. Purchaser shall have received from Servicer a written acknowledgement that each Eligible Asset to be sold to Purchaser will be serviced in accordance with the Servicing Agreement as of the related Purchase Date.

(xii)    No Margin Deficit. No Margin Deficit shall exist, either immediately prior to or after giving effect to the requested Transaction.

(xiii)    Receipt of Trust Receipt. Purchaser shall have received from Custodian on each Purchase Date a Trust Receipt accompanied by an Asset Schedule and Exception Report with respect to each Eligible Asset to be sold to Purchaser, dated the Purchase Date, duly completed and with exceptions acceptable to Purchaser in its sole discretion in respect of Eligible Assets to be purchased hereunder on such Purchase Date.

(xiv)    Seller Release Letter. Purchaser shall have received from Seller a Release Letter covering each Eligible Asset to be sold to Purchaser.

(xv)    No Change in Law. Purchaser shall not have determined that the introduction of or a change in any Requirement of Law or in the interpretation or administration of any Requirement of Law has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Purchaser to enter into Transactions.

(xvi)    Security Interest. Seller shall have taken such other action as Purchaser shall have requested in order to transfer the Eligible Assets being transferred to Purchaser pursuant to this Agreement and to perfect all security interests granted under this Agreement or any other Transaction Document in favor of Purchaser as secured party under the UCC with respect to such Eligible Assets.

(xvii)    Revolving Period. The related Purchase Date occurs during the Revolving Period.

(xviii)    Know Your Customer and Sanctions Diligence. Seller shall have completed its “Know Your Customer” and Sanctions diligence with respect to the related Mortgagor, guarantor and related parties) and the results of such diligence are acceptable to Purchaser in its sole and absolute discretion. Purchaser shall have completed its “Know Your Customer” and Sanctions diligence with respect to Seller, Guarantor and related parties and the results of such diligence are acceptable to Purchaser in its sole and absolute discretion.

(xix)    Further Assurances. Purchaser shall have received all such other and further documents, documentation and legal opinions (including, without limitation, opinions regarding the perfection of Purchaser’s security interests and true sale matters) as Purchaser shall have required.

(d)    Early Repurchase. Seller shall be entitled to terminate a Transaction on demand and repurchase the Purchased Asset subject to such Transaction on any Business Day prior to the Repurchase Date (an “Early Repurchase Date”); provided, however, that:

(i)    no later than two (2) Business Days prior to such Early Repurchase Date, Seller notifies Purchaser in writing of its intent to terminate such Transaction and repurchase such Purchased Asset, setting forth the Early Repurchase Date and identifying with particularity the Purchased Asset to be repurchased on such Early Repurchase Date;

(ii)    no Default or Event of Default shall have occurred and be continuing both as of the date notice is delivered pursuant to Article 3(d)(i) above and as of the applicable Early Repurchase Date;

(iii)    on such Early Repurchase Date, Seller pays to Purchaser an amount equal to the Repurchase Price for the applicable Purchased Asset and any other amounts payable under this Agreement against transfer to Seller or its designated agent of such Purchased Asset;

(iv)    any Margin Deficit is cured contemporaneously with such early repurchase; and

(v)    on such Early Repurchase Date, Seller pays to Purchaser the Exit Fee, if any, for such Purchased Asset.

(e)    Repurchase on the Repurchase Date. On the Repurchase Date (including any Early Repurchase Date, so long as the conditions set forth in Article 3(d) are satisfied) for any Transaction, termination of the Transaction will be effected by transfer to Seller of the Purchased Assets being repurchased along with any Net Cash Flow in respect thereof received by Purchaser (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Article 5) against the simultaneous transfer of the Repurchase Price for such Purchased Asset to an account of Purchaser; provided that, Purchaser shall have no obligation to permit Seller to repurchase individual Purchased Assets if an Event of Default shall have occurred and be continuing.

(f)    Revolving Period Extensions. (i) Upon the written request of Seller and provided that all of the extension conditions listed in clause (ii) below (collectively, the “Revolving Period Extension Conditions”) shall have been satisfied, Purchaser may agree to extend the then-current Revolving Period (each, a “Current Revolving Period”) for a period not to exceed twelve (12) months from the expiration date of the Current Revolving Period (each, a “Revolving Period Extension”). Purchaser may approve or disapprove any request for a Revolving Period Extension in its sole and absolute discretion.

(ii)    For purposes of this Article 3(f), the Revolving Period Extension Conditions shall be deemed to have been satisfied if:

(A)    Seller shall have delivered to Purchaser written notice of its request to extend the Current Revolving Period at least thirty (30) days, but not more than sixty (60) days, prior to the expiration of the Current Revolving Period.

(B)    Purchaser shall have received, on or before the expiration of the Current Revolving Period, payment from Seller, as consideration for Purchaser’s agreement to extend the then Current Revolving Period, of a Revolving Period Extension Fee (Seller shall provide notice to Purchaser at least two (2) Business Days prior to the date on which Seller pays the Revolving Period Extension Fee);

(C)    no Material Adverse Effect, Margin Deficit, Default or Event of Default shall have occurred and be continuing as of the expiration of the Current Revolving Period; and

(D)    all representations and warranties made by any Seller Party in the Transaction Documents (other than those contained in Article 10(w), which shall be considered solely for the purpose of determining the Market Value and eligibility of the Purchased Assets, unless (i) Seller shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made; or (ii) any such representations and warranties have been determined by Purchaser in its sole and absolute discretion to be materially false or misleading on a regular basis, shall be true, correct, complete and accurate as of the expiration of the Current Revolving Period.

(g)    Amortization Period Extensions. (i) In the event that Purchaser does not extend the Current Revolving Period in accordance with Article 3(f), provided that all of the extension conditions listed in clause (ii) below (collectively, the “Amortization Period Extension Conditions”) shall have been satisfied, Purchaser shall extend the then-current Termination Date (each, a “Current Termination Date”) by twelve (12) months from the Current Termination Date. Notwithstanding anything to the contrary herein, in no event shall the Termination Date be extended more than two (2) times pursuant to this Article 3(g).

(ii)    For purposes of this Article 3(g), the Amortization Period Extension Conditions shall be deemed to have been satisfied if:

(A)    Seller shall have delivered to Purchaser a written request to extend the Current Termination Date at least thirty (30) days, but not more than sixty (60) days, prior to the Current Termination Date and certifying that Seller has determined in good faith that market conditions are not economically favorable for the securitization of the Purchased Assets on or prior to the Current Termination Date;

(B)    Purchaser shall have received, on or before the Current Termination Date, payment from Seller of a Termination Date Extension Fee (Seller shall provide notice to Purchaser at least two (2) Business Days prior to the date on which Seller pays the Termination Date Extension Fee);

(C)    no Material Adverse Effect, Margin Deficit, Default or Event of Default shall have occurred and be continuing as of the Current Termination Date; and

(D)    all representations and warranties made by any Seller Party in the Transaction Documents (other than those contained in Article 10(w), which shall be considered solely for the purpose of determining the Market Value and eligibility of the Purchased Assets, unless (i) Seller shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made; or (ii) any such representations and warranties have been determined by Purchaser in its sole and absolute discretion to be materially false or misleading on a regular basis), shall be true and correct, complete and accurate as of the applicable Current Termination Date.

(h)    Future Advances. (i) In connection with the making of a future advance to the Mortgagor under a Future Advance Purchased Asset, Seller may request an increase of the Purchase Price of such Future Advance Purchased Asset; provided that (A) each such increase request shall be for an amount of not less than $500,000 and (B) Seller shall not request more than one (1) increase with respect to the same Purchased Asset during any thirty (30) day period. Any approval by Purchaser of such increase of the Purchase Price shall be in writing and given or denied, at Purchaser’s sole and absolute discretion.

(ii)    If such approval for a Purchase Price increase is granted, Purchaser’s funding of such increase shall be subject to the satisfaction of the following conditions:

(A)    at least ten (10) Business Days prior to the requested Purchase Price increase date, Seller shall have requested such increase in writing and delivered to Purchaser (1) copies of all documentation submitted by Mortgagor in connection with the applicable future advance and (2) evidence that all conditions precedent to such future advance under the related Purchased Asset Documents have been satisfied or will be satisfied as of the date of the related funding (or, if any conditions will not be satisfied, written request for Purchaser’s waiver of such conditions);

(B)    Purchaser shall have determination to its satisfaction that (1) there is no monetary or material non-monetary default then existing or likely to occur under such Purchased Asset, (2) all conditions precedent to such future advance under the related Purchased Asset Documents have been satisfied or waived by Purchaser in writing;

(C)    delivery by Seller to Purchaser of an amended and restated Confirmation for the applicable Transaction which reflects the increase in the Purchase Price signed by a Responsible Officer of Seller (provided, however, that Purchaser shall not be liable to Seller if it inadvertently acts on a Confirmation that has not been signed by a Responsible Officer of Seller), and delivery by Purchaser to Seller of a countersigned copy of such amended and restated Confirmation;

(D)    the sum, without duplication, of (x) the aggregate unpaid Repurchase Price for all outstanding Transactions (excluding accrued and unpaid Price Differential for the then current Pricing Rate Period) and (y) the requested Purchase Price increase shall not exceed an amount equal the Maximum Facility Purchase Price;

(E)    no event shall have occurred which has, or would reasonably be expected to have, a Material Adverse Effect;

(F)    no Default or Event of Default shall have occurred and be continuing as of the related Purchase Price increase date or will occur as a result of such Purchase Price increase;

(G)    no Margin Deficit shall exist, either immediately prior to or after giving effect to the requested Purchase Price increase;

(H)    all representations and warranties made by any Seller Party in the Transaction Documents (other than those contained in Article 10(w), which shall be considered solely for the purpose of determining the Market Value and eligibility of the Purchased Assets, unless (i) Seller shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made; or (ii) any such representations and warranties have been determined by Purchaser in its sole and absolute discretion to be materially false or misleading on a regular basis) shall be true, correct and complete on and as of the related Purchase Price increase date with the same force and effect as if made on and as of such date;

(I)    on or prior to the related Purchase Price increase date, Purchaser shall have received a written certification by Seller stating that all conditions precedent to the funding of such future advance under the related Purchased Asset Documents have been satisfied; and

(J)    Seller shall have delivered to Purchaser such other information and documentation (including, without limitation, either an updated title policy or an appropriate date-down endorsement) as Purchaser requests, in its sole and absolute discretion.

(iii)    Upon the satisfaction of all conditions set forth in Article 3(h)(ii) as determined by Purchaser, in its sole and absolute discretion, Purchaser shall transfer the amount of the Purchase Price increase to an account of Seller or, if such increase is being funded on the same day as the future advance is being made to the related Mortgagor, directly to the Mortgagor, the Servicer or any title company, settlement agent or other Person, as agreed to by Purchaser and Seller.

Seller acknowledges and agrees that, with respect to any Future Advance Purchased Asset and whether or not Purchaser advances any additional Purchase Price hereunder, Seller shall advance, as and when required under the related Purchased Asset Documents, any and all future advance obligations and commitments thereunder.

ARTICLE 4

MARGIN MAINTENANCE

(a)    Purchaser may, at its option in its sole and absolute discretion, re-determine the Market Value for any Purchased Asset in accordance with definition of Market Value. If there exists a Margin Deficit Event with respect to any Purchased Asset, Purchaser may, by notice to Seller substantially in the form of Exhibit VIII hereto (a “Margin Call”), require Seller to make a cash payment in reduction of the Repurchase Price of such Purchased Asset so that after giving effect to such payment, no Margin Deficit shall exist with respect to such Purchased Asset.

(b)    If a Margin Call is given by Purchaser under Article 4(a) on any Business Day at or prior to 10 a.m. (New York City time), Seller shall cure the related Margin Deficit as provided in Article 4(a) by no later than 5:00 p.m. (New York City time) on the same Business Day. For the avoidance of doubt, if a Margin Call is given by Purchaser under Article 4(a) on any Business Day after the time set forth above, such Margin Call shall be considered given prior to such time on the immediately following Business Day.

(c)    The failure or delay by Purchaser, on any one or more occasions, to exercise its rights under this Article 4 shall not change or alter the terms and conditions or limit or waive the right of Purchaser to do so at a later date or in any way create additional rights for Seller.

ARTICLE 5

PAYMENTS; COLLECTION ACCOUNT

(a)    Unless otherwise mutually agreed in writing, all transfers of funds to be made by Seller hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim.

(b)    All payments required to be made directly to Purchaser shall be made in accordance with the wiring instructions set forth below (or such other wire instructions provided by Purchaser to Seller in writing), not later than 2:00 p.m. (New York City time)(or such other time set forth herein with respect to such payment), on the date on which such payment shall become due (and each such payment made after such time shall be deemed to have been made on the next succeeding Business Day).

Bank Name:	Bank of New York Mellon
Address:	New York, NY
ABA Number:	021-000-018
DDA Number:	GLA 111569 BHQ
Account Name:	BBPLC LNBR Firm Cash W/H Gest USD

(c)    Concurrently with the execution and delivery of this Agreement, Seller shall establish a segregated interest bearing deposit account (the “Collection Account”) in the name of Seller for the benefit of Purchaser at Account Bank. The Collection Account shall be subject to the Account Control Agreement in favor of Purchaser.

(d)    Seller shall cause Servicer to promptly remit, and in any event no later than one (1) Business Day after receipt thereof, all Net Cash Flow in respect of the Purchased Assets directly into the Collection Account. In furtherance of the foregoing, Seller shall cause each

Servicer to execute and deliver a Servicer Letter in accordance with Article 29(e). If any Seller Party or any Affiliate of thereof shall receive any Net Cash Flow with respect to a Purchased Asset other than by remittance from the Collection Account in accordance with the following sentence, such party shall (and Seller shall cause such party to) promptly (and in any case within one (1) Business Day after receipt thereof) remit such amounts directly into the Collection Account. Amounts in the Collection Account shall be remitted by Account Bank in accordance with the provisions of Articles 5(e) and 5(f).

(e)    So long as no Event of Default shall have occurred and be continuing, Account Bank shall remit all amounts in the Collection Account to, or at the direction of, Seller. Notwithstanding the foregoing, to the extent Net Cash Flow is applied to reduce the outstanding principal balance of any Purchased Asset, Seller shall be required to pay (and shall not permit Account Bank to remit such amount from the Collection Account to Seller or any other Person (other than Purchaser), and shall cause Account Bank to promptly remit to Purchaser for application in reduction of the outstanding Purchase Price of such Purchased Asset an amount equal to the product of (x) any Principal Payment on account of such Purchased Asset multiplied by (y) the Purchase Price Percentage for such Purchased Asset.

(f)    Upon receipt of notice from Purchaser that an Event of Default shall have occurred and be continuing, and so long as Purchaser has not withdrawn such notice, Account Bank shall cease remitting funds to, or at the direction of, Seller pursuant to Article 5(e) and shall instead remit, on each Business Day beginning on the Business Day after receipt of such notice from Purchaser, all amounts on deposit in the Collection Account as of the prior Business Day to Purchaser for application to the Repurchase Obligations in such order of priority as Purchaser shall determine in its sole and absolute discretion.

(g)    On each Remittance Date, Seller shall pay to Purchaser all accrued and unpaid Purchase Price Differential as of such Remittance Date.

(h)    Any amounts paid toward the Repurchase Price for any Purchased Asset shall be applied by Purchaser to any items constituting the Repurchase Price thereof in such order of priority as Purchaser shall determine in its sole and absolute discretion.

ARTICLE 6

REQUIREMENTS OF LAW; ALTERNATIVE RATE

(a)    Requirements of Law. (i) Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for Purchaser (A) to enter into Transactions, then any commitment of Purchaser hereunder to enter into any Transaction shall forthwith be canceled, (B) to maintain or continue any Transaction, then a Repurchase Date for such Transaction shall occur on the next Remittance Date or on such earlier date as may be required by law or (C) to accrue Purchase Price Differential based on the Applicable Index, then each Transaction then outstanding shall be converted automatically to a Prime Rate Transaction on the next Pricing Rate Determination Date or within such earlier period as may be required by law. If any such conversion of a Transaction occurs on a day that is not the last day of the then current Pricing Rate Period with respect to such Transaction, Seller shall pay to Purchaser any applicable Breakage Costs.

(ii)    If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any Governmental Authority or compliance by Purchaser with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority having jurisdiction over Purchaser made subsequent to the date hereof:

(A)    shall subject Purchaser to any tax of any kind whatsoever with respect to the Transaction Documents, any Purchased Asset or any Transaction, or change the basis of taxation of payments to Purchaser in respect thereof (except for any changes in the rate of tax on Purchaser’s overall net income);

(B)    shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Purchaser that is not otherwise included in the determination of the Applicable Index hereunder; or

(C)    shall impose on Purchaser any other condition;

and the result of any of the foregoing is to increase the cost to Purchaser, by an amount that Purchaser deems to be material, of entering into, continuing or maintaining Transactions or to reduce any amount receivable under the Transaction Documents in respect thereof; then, in any such case, Seller shall promptly pay Purchaser, upon its demand, any additional amounts necessary to compensate Purchaser for such increased cost or reduced amount receivable. Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Purchaser to Seller and shall be conclusive evidence of such additional amounts absent manifest error. This covenant shall survive the termination and the repurchase by Seller of any or all of the Purchased Assets.

(iii)    If Purchaser shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Purchaser or any corporation controlling Purchaser with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof has, or will have, the effect of reducing the rate of return on Purchaser’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Purchaser or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Purchaser’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Purchaser, to be material, then from time to time, after submission by Purchaser to Seller of a written request therefor, Seller shall pay to Purchaser such additional amount or amounts as will compensate Purchaser for such reduction. Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Purchaser to Seller and shall be conclusive evidence of such additional amounts absent manifest error. This covenant shall survive the termination and the repurchase by Seller of any or all of the Purchased Assets.

(b)    Alternative Rate. If on or prior to the Pricing Rate Determination Date for any Pricing Rate Period with respect to any Transaction, Purchaser shall have determined in the exercise of its sole and absolute business judgment (which determination shall be conclusive and binding upon Seller absent manifest error) that (i) by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Applicable Index for such Pricing Rate Period, (ii) the Applicable Index is likely to, or has, become unavailable or become an inappropriate index for the calculation of floating rates on loans, (iii) the Applicable Index determined or to be determined for such Pricing Rate Period will not adequately and fairly reflect the cost to Purchaser (as determined and certified by Purchaser) of making or maintaining Transactions during such Pricing Rate Period or (iv) the Applicable Index is no longer the industry standard floating rate index, Purchaser shall give notice thereof to Seller as soon as practicable thereafter. Such notice, if given, shall set forth the affected Transactions, the floating rate index selected by Buyer that Buyer intends to use as an alternative to the Applicable Index for Seller and similarly situated counterparties (the “Alternative Rate”). If such notice is given, each affected Transaction shall be converted automatically to an Alternative Rate Transaction with its Pricing Rate determined with reference to the Alternative Rate set forth in such notice.

ARTICLE 7

SECURITY INTEREST

(a)    Purchaser and Seller intend that the Transactions hereunder be sales to Purchaser of the Purchased Assets and not loans from Purchaser to Seller secured by the Purchased Assets. However, in order to preserve Purchaser’s rights under the Transaction Documents, in the event that a court or other forum re-characterizes the Transactions hereunder as other than sales, and as security for the performance by Seller of all of Seller’s obligations to Purchaser under the Transaction Documents and the Transactions entered into hereunder, or in the event that a transfer of a Purchased Asset is otherwise ineffective to effect an outright transfer of such Purchased Asset to Purchaser, Seller hereby assigns, pledges and grants a security interest in all of its right, title and interest in, to and under the Collateral, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, to Purchaser to secure the payment of the Repurchase Price on all Transactions to which it is a party and all other amounts owing by it to Purchaser hereunder, including, without limitation, amounts owing pursuant to Article 27, and under the other Transaction Documents (collectively, the “Repurchase Obligations”). Seller agrees to mark its books and records to evidence the interests granted to Purchaser hereunder. For purposes of this Agreement, “Collateral” shall mean:

(i)    the Collection Account and the Servicer Account and all monies from time to time on deposit in the Collection Account and the Servicer Account and any and all replacements, substitutions, distributions on, income relating to or proceeds of any and all of the foregoing; and

(ii)    the Purchased Items.

(b)    Purchaser’s security interest in the Collateral shall terminate only upon satisfaction of the Repurchase Obligations. Upon such satisfaction and upon request by Seller, Purchaser shall, at Seller’s sole expense, deliver to Seller such UCC termination statements and other release documents as may be commercially reasonable and return the Purchased Assets to Seller and reconvey the Purchased Items to Seller and release its security interest in the Collateral. For purposes of the grant of the security interest pursuant to this Article 7, this Agreement shall be deemed to constitute a security agreement under the New York Uniform Commercial Code (the “UCC”). Purchaser shall have all of the rights and may exercise all of the remedies of a secured creditor under the UCC and the other laws of the State of New York. In furtherance of the foregoing, (i) Purchaser, at Seller’s sole cost and expense, as applicable, shall cause to be filed in such locations as may be necessary to perfect and maintain perfection and priority of the security interest granted hereby, UCC financing statements and continuation statements (collectively, the “Filings”), and shall forward copies of such Filings to Seller upon completion thereof, and (ii) Seller shall from time to time take such further actions as may be requested by Purchaser in its sole and absolute discretion to maintain and continue the perfection and priority of the security interest granted hereby (including marking its records and files to evidence the interests granted to Purchaser hereunder). Notwithstanding the foregoing, the Repurchase Obligations shall be full recourse to Seller.

(c)    Seller acknowledges that it has no rights to service the Purchased Assets but only has rights granted to it pursuant to Article 29. Without limiting the generality of the foregoing and the grant of a security interest in Article 7(a), and in the event that Seller is deemed by a court, other forum or otherwise to retain any residual Servicing Rights (notwithstanding that such Servicing Rights are Purchased Items hereunder), and for the avoidance of doubt, Seller hereby acknowledges and agrees that the Servicing Rights constitute Collateral hereunder for all purposes. The foregoing provision is intended to constitute a security agreement or other arrangement or other credit enhancement related to the Agreement and Transactions hereunder as defined under Sections 101(47)(v) and 741(7)(x) of the Bankruptcy Code.

(d)    Seller agrees, to the extent permitted by any Requirement of Law, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Purchased Asset or Mortgaged Property may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Purchased Assets, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and Seller, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws and any and all right to have any of the properties or assets constituting the Purchased Assets marshaled upon any such sale, and agrees that Purchaser or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Purchased Assets as an entirety or in such parcels as Purchaser or such court may determine.

ARTICLE 8

TRANSFER AND CUSTODY

(a)    On the Purchase Date for each Transaction, ownership of the related Purchased Assets and other Purchased Items shall be transferred to Purchaser or its designee (including the Custodian and/or one or more Settlement Agents) against the simultaneous transfer of the Purchase Price for such Purchased Asset in immediately available funds to an account of Seller specified in the Confirmation relating to such Transaction.

(b)    Seller shall deposit the Purchased Asset Files representing the Purchased Assets, or direct that the Purchased Asset Files be deposited directly, with the Custodian in accordance with the Custodial Agreement. The Purchased Asset Files shall be maintained in accordance with the Custodial Agreement. If a Purchased Asset File is not delivered to Purchaser or its designee (including the Custodian), such Purchased Asset File shall be held in trust by Seller or its designee for the benefit of Purchaser as the owner thereof. Seller or its designee shall maintain a copy of the Purchased Asset File and the originals of the Purchased Asset File not delivered to Purchaser or its designee (including the Custodian). The possession of the Purchased Asset File by Seller or its designee is at the will of Purchaser for the sole purpose of servicing the related Purchased Asset, and such retention and possession by Seller or its designee is in a custodial capacity only. The books and records (including, without limitation, any computer records or tapes) of Seller or its designee shall be marked appropriately to reflect clearly the sale of the related Purchased Asset to Purchaser. Seller or its designee (including the Custodian) shall release its custody of the Purchased Asset File only in accordance with a written request acknowledged in writing by Purchaser and otherwise in accordance with the Custodial Agreement.

(c)    From time to time, Seller shall forward to the Custodian, with copy to Purchaser, additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of a Purchased Asset approved in accordance with the terms of this Agreement, and upon receipt of any such other documents (which shall be clearly marked as to which Purchased Asset File such documents relate), Custodian will be required to hold such other documents in the related Purchased Asset File in accordance with the Custodial Agreement.

ARTICLE 9

SALE, TRANSFER, HYPOTHECATION OR PLEDGE OF PURCHASED ASSETS

(a)    Title to each Purchased Assets shall pass to Purchaser on the related Purchase Date, and Purchaser shall have free and unrestricted use of each Purchased Asset, subject, however, to the terms of this Agreement. Nothing in this Agreement or any other Transaction Document shall preclude Purchaser from engaging in repurchase transactions with the Purchased Assets or otherwise selling, transferring, pledging, repledging, hypothecating or rehypothecating the Purchased Assets, all on terms that Purchaser may determine in its sole and absolute discretion, but no such transaction shall relieve Purchaser of its obligations to transfer the same Purchased Assets to Seller pursuant to Article 3.

(b)    Nothing contained in this Agreement or any other Transaction Document shall obligate Purchaser to segregate any Purchased Asset delivered to Purchaser by Seller. Except to the extent expressly set forth in this Agreement or any other Transaction Document, no Purchased Asset shall remain in the custody of Seller or any Affiliate of Seller.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Purchaser as of the date hereof and as of each Purchase Date and covenants that at all times while this Agreement or any Transaction is in effect as follows:

(a)    Organization. Seller (i) is duly organized, validly existing and in good standing under the laws and regulations of the jurisdiction of its formation, (ii) has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted and (iii) has the power to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents.

(b)    Authority. Seller represents that (i) it is duly authorized to execute and deliver the Transaction Documents to which it is a party, to enter into the Transactions contemplated hereunder and to perform its obligations under the Transaction Documents, and has taken all necessary action to authorize such execution, delivery and performance, and (ii) each person signing any Transaction Document on its behalf is duly authorized to do so on its behalf.

(c)    Due Execution and Delivery; Consideration. The Transaction Documents to which it is a party have been or will be duly executed and delivered by Seller, for good and valuable consideration.

(d)    Enforceability. The Transaction Documents constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(e)    Approvals and Consents. No consent, approval or other action of, or filing by, Seller with any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of any of the Transaction Documents (other than consents, approvals and filings that have been obtained or made, as applicable, and any such consents, approvals and filings that have been obtained are in full force and effect).

(f)    Licenses and Permits. Seller is duly licensed, qualified and in good standing in every jurisdiction where such licensing, qualification or standing is necessary, and has all licenses, permits and other consents that are necessary, for the transaction of Seller’s business or the acquisition, origination (if applicable), ownership or sale of any Purchased Asset or other Purchased Item.

(g)    Ability to Perform. Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant applicable to it contained in the Transaction Documents to which it is a party.

(h)    Non-Contravention. Neither the execution and delivery of the Transaction Documents, nor consummation by Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will conflict with or result in a breach of any of the terms, conditions or provisions of (i) the organizational documents of Seller, (ii) any agreement by which Seller is bound or to which any assets of Seller are subject or constitute a default thereunder, or result thereunder in the creation or imposition of any Lien upon any of the assets of Seller, other than pursuant to the Transaction Documents, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to Seller, or (iv) any Requirement of Law.

(i)    Litigation/Proceedings. Other than as disclosed to Purchaser in writing, as of the date hereof and as of the Purchase Date for any Transaction, there is no action, suit, proceeding, investigation, or arbitration pending or, to the best knowledge of Seller, threatened against any Seller Party, or any of their respective Affiliates or assets that (i) questions or challenges the validity or enforceability of any of the Transaction Documents or any action to be taken in connection with the transactions contemplated thereby, (ii) makes a claim in an aggregate amount greater than the Litigation Threshold or (iii) which, individually or in the aggregate, could be reasonably likely to have a Material Adverse Effect.

(j)    No Outstanding Judgments. Except as disclosed in writing to Purchaser, there are no judgments against any Seller Party unsatisfied of record or docketed in any court located in the United States of America.

(k)    No Bankruptcies. No Act of Insolvency has ever occurred with respect to any Seller Party.

(l)    Compliance with Law. Seller is in compliance in all material respects with all Requirements of Law. No Seller Party or any respective Affiliate thereof is in default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.

(m)    Acting as Principal. Seller is engaging in the Transactions as principal.

(n)    No Broker. Seller has not dealt with any broker, investment banker, agent, or other Person (other than Purchaser or an Affiliate of Purchaser) who may be entitled to any commission or compensation in connection with the sale of any Purchased Asset pursuant to any of the Transaction Documents.

(o)    No Default. No Default or Event of Default has occurred and is continuing.

(p)    [Reserved].

(q)    No Material Adverse Effect. As of the Closing Date, Seller has no knowledge of any actual or prospective development, event or other fact that could reasonably be expected to have a Material Adverse Effect.

(r)    [Reserved].

(s)    Full and Accurate Disclosure. All information, reports, statements, exhibits, schedules and certificates (i) furnished in writing by or on behalf of any Seller Party in connection with the negotiation, preparation or delivery of the Transaction Documents, or after the date hereof pursuant to the terms of any Transaction Document or (ii) included in any Transaction Document, when taken as a whole, do not and will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made, or (in the case of projections) is or will be based on reasonable estimates, on the date as of which such information is stated or certified.

(t)    Financial Information. All financial data concerning the Seller Parties, the Purchased Asset and the other Purchased Items that has been delivered by or on behalf of any Seller Party to Purchaser is true, correct and complete in all material respects. All financial data concerning the Seller Parties has been prepared fairly in accordance with GAAP consistently applied. All financial data concerning the Purchased Asset and the other Purchased Items has been prepared in accordance with standard industry practices. Since the delivery of such data, except as otherwise disclosed in writing to Purchaser, there has been no change in the financial position of the Seller Parties, the Purchased Assets and the other Purchased Items or in the results of operations of any Seller Party.

(u)    Authorized Representatives. The duly authorized representatives of Seller are listed on, and true signatures of such authorized representatives are set forth on, Exhibit III hereto, or such other most recent list of authorized representatives substantially in the form of Exhibit III hereto as Seller may from time to time deliver to Purchaser.

(v)    Chief Executive Office; Jurisdiction of Organization; Location of Books and Records. Each Seller Party’s chief executive office is located at the address for notices specified for such Seller Party on Exhibit I, unless such Seller Party has provided a new chief executive office address to Purchaser in writing. Seller’s jurisdiction of organization is the State of Delaware. The location where Seller keeps its books and records, including all computer tapes and records relating to the Collateral, is its chief executive office.

(w)    Representations and Warranties Regarding the Purchased Assets. Each of the representations and warranties made in respect of the Purchased Assets pursuant to Exhibit V are true, complete and correct in all material respects.

(x)    Good Title to Purchased Asset. Immediately prior to the purchase of any Purchased Asset and other Purchased Items by Purchaser from Seller, (i) such Purchased Asset and other Purchased Items are free and clear of any Lien or impediment to transfer (including any “adverse claim” as defined in Article 8-102(a)(1) of the UCC) (other than any such Lien or impediment to transfer that is released simultaneously with such purchase), (ii) such Purchased

Asset and other Purchased Items are not subject to any right of set-off, any prior sale, transfer or assignment, or any agreement by Seller to assign, convey or transfer such Purchased Asset and other Purchased Items, in each case, in whole or in part, (iii) Seller is the record and beneficial owner of, and had good and marketable title to, and the right to sell and transfer, such Purchased Asset and other Purchased Items to Purchaser, and (iv) Seller has the right to sell and transfer such Purchased Asset and other Purchased Items to Purchaser. Upon the purchase of any Purchased Asset and other Purchased Items by Purchaser from Seller, Purchaser shall be the sole owner of such Purchased Asset and other Purchased Items free from any adverse claim, subject to the rights of Seller pursuant to the terms of this Agreement.

(y)    No Encumbrances. There are (i) no outstanding rights, options, warrants or agreements on the part of Seller for a purchase, sale or issuance, in connection with any Purchased Asset or other Purchased Item, (ii) no agreements on the part of Seller to issue, sell or distribute any Purchased Asset or other Purchased Item and (iii) no obligations on the part of Seller (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or interest therein, in each case, except as contemplated by the Transaction Documents.

(z)    Security Interest Matters.

(i)    The provisions of the Transaction Documents are effective to either (x) constitute a sale of Purchased Items to Purchaser (other than for United States federal, state and local income or franchise tax purposes) or (y) create in favor of Purchaser a legal, valid and enforceable first priority “security interest” (as defined in Section 1-201(b)(35) of the UCC) in all rights, title and interest of Seller in, to and under the Collateral.

(ii)    Upon possession by the Custodian or by a Settlement Agent pursuant to an Escrow Agreement of each Mortgage Note or Participation Certificate, endorsed in blank by a duly authorized officer of Seller, Purchaser shall have a legal, valid, enforceable and fully perfected first priority security interest in all right, title and interest of Seller in such Mortgage Note or Participation Certificate, as applicable.

(iii)    Upon the filing of the UCC Financing Statements in the applicable UCC Filing Jurisdiction, Purchaser shall have a legal, valid, enforceable and fully perfected first priority security interest in that portion of the Collateral or the Pledged Collateral, as applicable, in which a security interest can be perfected under the UCC by the filing of financing statements.

(iv)    Upon execution and delivery of the Account Control Agreement, Purchaser shall either be the owner of, or have a legal, valid, enforceable and fully perfected first priority security interest in, the Collection Account and all funds at any time credited thereto.

(aa)    Solvency; No Fraudulent Transfer. Seller has adequate capital for the normal obligations foreseeable in a business of its size and character and in light of its contemplated business operations. Seller is generally able to pay, and is paying, its debts as they come due. Neither the Transaction Documents nor any Transaction are entered into in contemplation of insolvency or with intent to hinder, delay or defraud any of Seller’s creditors. As of each Purchase Date, Seller is not insolvent within the meaning of 11 U.S.C. Section 101(32) or any successor provision thereto and the transfer and sale of related Purchased Assets on such Purchase Date pursuant hereto and the obligation to repurchase such Purchased Assets (i) will not cause the liabilities of Seller to exceed the assets of Seller, (ii) will not result in Seller having unreasonably small capital, and (iii) will not result in debts that would be beyond Seller’s ability to pay as the same mature. Seller has only entered into agreements on terms that would be considered arm’s length and otherwise on terms consistent with other similar agreements with other similarly situated entities.

(bb)    No Reliance. Seller has made its own independent decisions to enter into the Transaction Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. Seller is not relying upon any advice from Purchaser as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of the Transactions.

(cc)    Investment Company Act. Seller is not required to register as an “investment company,” and is not a company “controlled by an investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(dd)    Taxes. Seller has filed or caused to be filed all tax returns that would be delinquent if they had not been filed on or before the date hereof and has paid all taxes shown to be due and payable on or before the date hereof on such returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it and any of its assets by any Governmental Authority except for any such taxes as (i) are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP or (ii) are de minimis in amount; no tax liens have been filed against any of Seller’s assets and, no claims are being asserted with respect to any such taxes, fees or other charges.

(ee)    ERISA. Neither Seller nor any ERISA Affiliate of Seller sponsors, maintains or contributes to any Plans or any Multiemployer Plans. Seller is not, and is not using, any assets of a “benefit plan investor” as defined in Department of Labor regulation 29 C.F.R Section 2510.3-101, as modified by Section 3(42) of ERISA (a “Benefit Plan Investor”) in connection with any Transaction.

(ff)    Use of Proceeds; Margin Regulations. All proceeds of each Transaction shall be used by Seller for purposes permitted under Seller’s governing documents, provided that no part of the proceeds of any Transaction will be used by Seller to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Neither the entering into of any Transaction nor the use of any proceeds thereof will violate, or be inconsistent with, any provision of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

(gg)    No Real Property. Neither Seller nor any Subsidiary of Seller has at any time since its formation held title to any real property.

(hh)    Ownership. Seller is and shall remain at all times a wholly-owned direct or indirect subsidiary of Guarantor.

(ii)    Insider. Seller is not an “executive officer,” “director,” or “person who directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than 10% of any class of voting securities” (as those terms are defined in 12 U.S.C. § 375(b) or in regulations promulgated pursuant thereto) of Purchaser, of a bank holding company of which Purchaser is a Subsidiary, or of any Subsidiary, of a bank holding company of which Purchaser is a Subsidiary, of any bank at which Purchaser maintains a correspondent account or of any lender which maintains a correspondent account with Purchaser.

(jj)    Sanctions; No Prohibited Persons. Each Seller Party and, to the best of Seller’s knowledge, each of their respective Affiliates is in compliance with Sanctions. No Seller Party or any Affiliate, officer, director, partner, member or, to the best knowledge of Seller, employee, of any Seller Party or of such Affiliate, is an entity or person that is, or is owned, controlled by or acting on behalf of any Person that is, a Prohibited Person. Seller agrees that, from time to time upon the prior written request of Purchaser, it shall execute and deliver such further documents, provide such additional information and reports and perform such other acts as Purchaser may reasonably request in order to ensure compliance with the provisions hereof) (including, without limitation, compliance with Sanctions); provided, however, that nothing in this Article 10(jj) shall be construed as requiring Purchaser to conduct any inquiry or decreasing Seller’s responsibility for its statements, representations, warranties or covenants hereunder.

(kk)    Anti-Corruption and Anti-Money Laundering Laws. Each Seller Party and, to the best of Seller’s knowledge, each of their respective Affiliates has complied with, and is in compliance with, all applicable Anti-Corruption Laws and Anti-Money Laundering Laws. No part of the proceeds of any Transaction will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Laws. No litigation, regulatory or administrative proceedings of or before any court, tribunal or agency with respect to any Anti-Corruption Laws and Anti-Money Laundering Laws have been started or threatened against any Seller Party or, to the best of Seller’s knowledge, any Affiliate thereof.

ARTICLE 11

NEGATIVE COVENANTS OF SELLER

On and as of the date hereof and at all times while this Agreement or the Transaction hereunder is in effect, Seller shall not without the prior written consent of Purchaser, which may be granted or denied at Purchaser’s sole and absolute discretion:

(i)    take any action that would directly or indirectly impair or adversely affect Purchaser’s title to any Purchased Asset or other Purchased Item;

(ii)    transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in any Purchased Asset or other Purchased Item to any Person other than Purchaser, or engage in repurchase transactions or similar transactions with respect to any Purchased Asset or other Purchased Item with any Person other than Purchaser;

(iii)    create, incur, assume or suffer to exist any Lien, encumbrance or security interest in or on any of its property, assets, revenue, the Purchased Assets, the other Collateral, whether now owned or hereafter acquired, other than the Liens and security interest granted by Seller pursuant to the Transaction Documents;

(iv)    create, incur, assume or suffer to exist any Indebtedness or other obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation) to the extent the same would cause Seller to violate the covenants contained in this Agreement or Guarantor to violate the financial covenants contained in the Guaranty;

(v)    enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution), or sell all or substantially all of its assets (except in connection with the sale or securitization of the Purchased Assets in the ordinary course of Seller’s business after the repurchase thereof in accordance with this Agreement);

(vi)    permit a Change of Control;

(vii)    permit (through the giving of consent, waiver, failure to object or otherwise) any Mortgaged Property or Mortgagor to create, incur, assume or suffer to exist any Liens or Indebtedness, including without limitation, senior or pari passu mortgage debt, junior mortgage debt or mezzanine debt (in each case, unless expressly permitted by the applicable Purchased Asset Documents and excluding non-consensual Liens against any related Mortgaged Property);

(viii)    consent or assent to any amendment, modification, waiver or supplement to, or termination of, any note, loan agreement, mortgage or guarantee relating to any Purchased Asset or other agreement or instrument relating to any Purchased Asset other than in accordance with Article 29 and the Servicer Letter;

(ix)    permit the organizational documents or organizational structure of Seller to be amended without the prior written consent of Purchaser;

(x)    after the occurrence and during the continuance of a monetary Default or an Event of Default, make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any Capital Stock of Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller;

(xi)    acquire or maintain any right or interest in any Purchased Asset or any Mortgaged Property that is senior to, or pari passu with, the rights and interests of Purchaser therein under this Agreement and the other Transaction Documents;

(xii)    use any part of the proceeds of any Transaction hereunder for any purpose which violates, or would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System; and

(xiii)    directly, or through a Subsidiary, acquire or hold title to any real property.

ARTICLE 12

AFFIRMATIVE COVENANTS OF SELLER

On and as of the date hereof and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction, Seller covenants that:

(a)    Seller Notices.

(i)    Material Adverse Change. Seller shall promptly notify Purchaser of any material adverse change in its business operations and/or financial condition; provided, however, that nothing in this Article 12 shall relieve Seller of its obligations under this Agreement.

(ii)    Default or Event of Default. Seller shall, as soon as possible but in no event later than the immediately succeeding Business Day after obtaining actual knowledge of such event, notify Purchaser of the occurrence of any Default or Event of Default.

(iii)    Purchased Asset Matters. Seller shall promptly (and in any event not later than two (2) Business Days after knowledge thereof) notify Purchaser of (A) any default or event of default under any Purchased Asset; (B) any facts or circumstances that are reasonably likely to cause, or have caused, a Credit Event with respect to any Purchased Asset or the Market Value of any Purchased Asset to decline; (C) any Purchased Asset that has become a Defaulted Asset; or (D) any Future Advance Failure.

(iv)    Other Defaults, Litigation and Judgments. Seller shall promptly (and in any event not later than five (5) Business Days after knowledge thereof) notify Purchaser of (A) any default or event of default (or similar event) on the part of any Seller Party under any Indebtedness or other material contractual obligation; or (B) the commencement or threat of, settlement of, or judgment in, any litigation, action, suit, arbitration, investigation or other legal or arbitrable proceeding involving any Seller Party.

(v)    Corporate Change. Seller shall advise Purchaser in writing of the opening of any new chief executive office, or the closing of any such office, of any Seller Party and of any change in any Seller Party’s name or the places where the books and records pertaining to the Purchased Asset are held not less than fifteen (15) Business Days prior to taking any such action.

(vi)    Sanctions; Anti-Corruption and Anti-Money Laundering Laws. Seller shall promptly (and in any event within five (5) Business Days after knowledge thereof) notify Purchaser of any violation of the representation and warranty contained in Article 10(jj) (Sanctions; No Prohibited Persons) and Article 10(kk) Anti-Corruption and Anti-Money Laundering Laws).

(b)    Reporting and Other Information. Seller shall provide, or to cause to be provided, to Purchaser the following financial and reporting information:

(i)    Purchased Asset Information. (A) Within two (2) Business Days after receipt thereof, copies of property level information made available to Seller and all other required reports, rent rolls, financial statements, certificates and notices (including, without limitation, any notice of the occurrence of a default or an event of default under the Purchased Asset Documents) it receives pursuant to the Purchased Asset Documents relating to any Purchased Asset and (B) any other information with respect to the Purchased Assets that may be requested by Purchaser from time to time.

(ii)    Monthly Purchased Asset Reports. No later than the fifteenth (15th) day of each month, a summary property performance report certified by Seller for each Purchased Asset in a form acceptable to Purchaser, which shall include, without limitation, net operating income, a debt service coverage ratio calculation, occupancy, revenue per available unit (for hospitality properties) and sales per square foot (for retail properties) for the preceding calendar month. For any portfolio, the report shall include a summary of the performance of the portfolio on a consolidated basis.

(iii)    Quarterly Reports. Within forty-five (45) days after the end of each of the first three (3) quarterly fiscal periods of each fiscal year of Guarantor, the unaudited, consolidated balance sheets of Guarantor as at the end of such period and the related unaudited, consolidated statements of income, net assets and cash flows for Guarantor for such period and the portion of the fiscal year through the end of such period (and in each case with comparisons to applicable information in the financial statements from the same quarter of the previous year), accompanied by an officer’s certificate of Guarantor that includes a statement of Guarantor that said consolidated financial statements fairly and accurately present the consolidated financial condition and results of operations of Guarantor in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to customary year-end audit adjustments).

(iv)    Annual Reports. Within ninety (90) days after the end of each fiscal year of Guarantor, the consolidated balance sheets of Guarantor as at the end of such fiscal year and the related consolidated statements of income, net assets and cash flows for Guarantor for such year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly and accurately present the consolidated financial condition and results of operations of Guarantor in accordance with GAAP, consistently applied, as at the end of, and for, such fiscal year.

(v)    Covenant Compliance Certificate. Along with each delivery pursuant to clauses (ii), (iii) and (iv) above, a completed and executed Covenant Compliance Certificate.

(vi)    Other Documentation. Seller shall provide, or shall cause to be provided, to Purchaser such other documents, reports and information as Purchaser may reasonably request.

(c)    Defense of Purchaser’s Security Interest. Seller shall (i) defend the right, title and interest of Purchaser in and to the Purchased Assets and other Collateral against, and take such other action as is necessary to remove, the Liens, security interests, claims and demands of all Persons (other than security interests by or through Purchaser) and (ii) at Purchaser’s reasonable request, take all action Purchaser deems necessary or desirable to ensure that Purchaser will have a first priority security interest in the Purchased Assets and other Collateral subject to any of the Transactions in the event such Transactions are recharacterized as secured financings.

(d)    Additional Rights If Seller shall at any time become entitled to receive or shall receive any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for a Purchased Asset, or otherwise in respect thereof, Seller shall accept the same as Purchaser’s agent, hold the same in trust for Purchaser and deliver the same forthwith to Purchaser (or the Custodian, as appropriate) in the exact form received, duly endorsed by Seller to Purchaser, if required, together with an undated bond power covering such certificate duly executed in blank to be held by Purchaser hereunder as additional collateral security for the Transactions. If any sums of money or property so paid or distributed in respect of the Purchased Assets shall be received by Seller, Seller shall, until such money or property is paid or delivered to Purchaser, hold such money or property in trust for Purchaser, segregated from other funds of Seller, as additional collateral security for the Transactions.

(e)    Further Assurances. At any time from time to time upon the reasonable request of Purchaser, at the sole expense of Seller, Seller shall promptly and duly execute and deliver such further instruments and documents and take such further actions as Purchaser may deem necessary or desirable to (i) obtain or preserve the security interest granted hereunder, (ii) ensure that such security interest remains fully perfected at all times and remains at all times first in priority as against all other creditors of Seller (whether or not existing as of the Closing Date or in the future) and (iii) obtain or preserve the rights and powers herein granted (including, among other things, filing such UCC financing statements as Purchaser may request). If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note, other instrument or certificated security, such note, instrument or certificated security shall be promptly delivered to Purchaser, duly endorsed in a manner satisfactory to Purchaser, to be itself held as Collateral pursuant to the Transaction Documents.

(f)    Preservation of Existence; Licenses. Seller shall at all times maintain and preserve its legal existence and all of the rights, privileges, licenses, permits and franchises necessary for the operation of its business (including, without limitation, preservation of all lending licenses held by Seller and of Seller’s status as a “qualified transferee” (however denominated) under all documents which govern the Purchased Assets), to protect the validity and enforceability of the Transaction Documents and each Purchased Asset and for its performance under the Transaction Documents.

(g)    Compliance with Transaction Documents. Seller shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents.

(h)    Compliance with Other Obligations. Seller shall at all times comply (i) with its organizational documents, (ii) with any agreements by which it is bound or to which its assets are subject and (iii) with any Requirement of Law.

(i)    Books and Record. Seller shall, and shall cause each other Seller Party to, at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions fairly in accordance with GAAP, and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

(j)    Taxes and Other Charges. Seller shall pay and discharge all taxes, assessments, levies, liens and other charges imposed on it, on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such taxes, assessments, levies, liens and other charges which are being contested in good faith and by proper proceedings and against which adequate reserves have been provided in accordance with GAAP.

(k)    Operations. Seller shall continue to engage in business of the same general type as now conducted by it or otherwise as approved by Purchaser prior to the date hereof. Seller shall maintain records with respect to the Collateral and Purchased Items and the conduct and operation of its business with no less a degree of prudence than if the Collateral and Purchased Items were held by Seller for its own account and shall furnish Purchaser, upon reasonable request by Purchaser or its designated representative, with reasonable information obtainable by Seller with respect to the Collateral and Purchased Items and the conduct and operation of its business.

(l)    Responsibility for Fees and Expenses of Third-Parties. Seller shall be solely responsible for the fees and expenses of Custodian, Account Bank and Servicer.

(m)    Hedging Transactions. If Purchaser approves any Purchased Asset that accrues interest at a fixed rate, with respect to such Purchased Asset Seller shall at all times maintain Hedging Transactions satisfactory to Purchaser in its sole and absolute discretion, either as a direct trade with Purchaser or through fully executed assignments of trade with Purchaser through a hedge counterparty approved by Purchaser in its sole and absolute discretion.

(n)    Future Advances. To the extent any future advance is required to be made pursuant to the Purchased Asset Documents with respect to any Purchased Asset, Seller shall be required to fund such future advance in accordance with such Purchased Asset Documents, regardless of whether Purchaser agrees to fund an increase in the Purchase Price or the conditions for increasing the Purchase Price under this Agreement have been satisfied with regard to such future advance.    Any Purchased Asset with respect to which there is any litigation or other proceeding alleging a failure to fund any future advance as and when required (collectively, a “Future Advance Failure”) shall cease being an Eligible Asset and shall be immediately repurchased by Seller.

ARTICLE 13

SINGLE PURPOSE ENTITY COVENANTS

On and as of the date hereof and at all times while this Agreement or any Transaction hereunder is in effect, Seller covenants that:

(i)    Seller shall own no assets, and shall not engage in any business, other than the assets and transactions specifically contemplated by the Transaction Documents;

(ii)    Seller shall not make any loans or advances to any Affiliate or third party (other than advances under the Purchased Assets to Mortgagors) and shall not acquire obligations or securities of its Affiliates;

(iii)    Seller shall pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets, provided that this covenant shall not impose on any owner of equity in Seller an obligation to provide additional capital to Seller;

(iv)    Seller shall comply with the provisions of its organizational documents;

(v)    Seller shall do all things necessary to observe its organizational formalities and to preserve its existence;

(vi)    Seller shall maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates (except that such financial statements may be consolidated to the extent consolidation is required under GAAP or as a matter of Requirements of Law; provided, that (i) appropriate notation shall be made on such financial statements to indicate the separateness of Seller from such Affiliate and to indicate that Seller’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (ii) such assets shall also be listed on Seller’s own separate balance sheet) and file its own tax returns (except to the extent consolidation is required or permitted under Requirements of Law);

(vii)    Seller shall be, and at all times shall hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, and shall not identify itself or any of its Affiliates as a division of the other;

(viii)    Seller shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations and shall remain solvent, provided that this covenant shall not impose on any owner of equity in Seller an obligation to provide additional capital to Seller;

(ix)    Seller shall not commingle its funds or other assets with those of any Affiliate or any other Person and shall maintain its properties and assets in such a manner that it would not be costly or difficult to identify, segregate or ascertain its properties and assets from those of others;

(x)    Seller shall maintain its properties, assets and accounts separate from those of any Affiliate or any other Person;

(xi)    Seller shall not hold itself out to be responsible for the debts or obligations of any other Person;

(xii)    Seller shall not, without the prior unanimous written consent of its Independent Manager, take any action that will result in an Act of Insolvency;

(xiii)    Seller shall, at all times, have at least one (1) Independent Manager;

(xiv)    Seller’s organizational documents shall provide (i) that Purchaser be given at least two (2) Business Days prior notice of the removal and/or replacement of any Independent Manager, together with the name and contact information of the replacement Independent Manager and evidence of the replacement’s satisfaction of the definition of Independent Manager and (ii) that any Independent Manager of Seller shall not have any fiduciary duty to anyone including the holders of the equity interest in Seller and any Affiliates of Seller except Seller and the creditors of Seller with respect to taking of, or otherwise voting on, any Act of Insolvency; provided, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing;

(xv)    Seller shall not enter into any transaction with an Affiliate of Seller except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s length transaction;

(xvi)    Seller shall maintain a sufficient number of employees (which may be none) in light of contemplated business operations;

(xvii)    Seller shall use separate stationary, invoices and checks bearing its own name, and allocate fairly and reasonably any overhead for shared office space and for services performed by an employee of an Affiliate;

(xviii)    Seller shall not pledge its assets to secure the obligations of any other Person;

(xix)    Seller shall not form, acquire or hold any Subsidiary or own any equity interest in any other entity; and

(xx)    Seller shall not create, incur, assume or suffer to exist any Indebtedness or Lien in or on any of its property, assets, revenue, the Purchased Assets, the other Collateral, whether now owned or hereafter acquired, other than (A) obligations under the Transaction Documents, (B) obligations under the documents evidencing the Purchased Assets, and (C) unsecured trade payables, in an aggregate amount not to exceed $250,000 at any one time outstanding, incurred in the ordinary course of acquiring, owning, financing and disposing of the Purchased Assets; provided, however, that any such trade payables incurred by Seller shall be paid within sixty (60) days of the date incurred.

ARTICLE 14

EVENTS OF DEFAULT; REMEDIES

(a)    Events of Default. Each of the following events shall constitute an “Event of Default” under this Agreement:

(i)    Failure to Repurchase or Repay. Seller shall fail to repurchase any Purchased Asset upon the applicable Repurchase Date or shall fail to pay the applicable Repurchase Price when and as required pursuant to the Transaction Documents.

(ii)    Failure to Pay Purchase Price Differential. Purchaser shall fail to receive on any Remittance Date the accrued and unpaid Purchase Price Differential.

(iii)    Failure to Cure Margin Deficit. Seller shall fail to cure any Margin Deficit within the period specified in Article 4.

(iv)    Failure to Remit Principal Payment. Seller fails to remit (or cause to be remitted) to Purchaser any Principal Payment received with respect to a Purchased Asset for application to the payment of the Repurchase Price for such Purchased Asset in accordance with Article 5(e).

(v)    Other Payment Default. Seller shall fail to make any payment not otherwise enumerated that is owing to Purchaser that has become due, whether by acceleration or otherwise, within three (3) Business Days after such payment becoming due and payable.

(vi)    Negative Acts. Seller shall fail to perform, comply with or observe any term, covenant or agreement applicable to Seller contained in Article 11 (Negative Covenants of Seller) or Article 13 (Single Purpose Entity Covenants) provided, however, that if such failure is susceptible to cure as determined by Purchaser in its reasonable discretion, Seller fails to cure the same within five (5) Business Days after notice of such breach or Seller’s knowledge thereof (provided that, any such breach resulting from the gross negligence, willful misconduct or bad faith of any Seller Party or any Affiliate thereof shall not be susceptible to cure) .

(vii)    Act of Insolvency. An Act of Insolvency occurs with respect to any Seller Party.

(viii)    Admission of Inability to Perform. Any Seller Party shall admit to any Person in writing or in a legal proceeding its inability to, or its intention not to, perform any of its respective obligations under any Transaction Document.

(ix)    Transaction Documents. Any Transaction Document or a replacement therefor acceptable to Purchaser shall for whatever reason be terminated (other than by Purchaser without cause) or cease to be in full force and effect, or shall not be enforceable in accordance with its terms, or any Seller Party shall contest the validity or enforceability of any Transaction Document or the validity, perfection or priority of any Lien granted thereunder, or any Seller Party shall seek to disaffirm, terminate or reduce its obligations under any Transaction Document.

(x)    Cross-Default. Any of Seller or Guarantor shall be in default under (x) any Indebtedness of such party which default (A) involves the failure to pay a matured obligation or (B) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness; or (y) any other contract to which such party is a party which default (A) involves the failure to pay a matured obligation or (B) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such contract, in each case of clauses (x) and (y), to the extent the obligations in connection with such default individually or in the aggregate with other defaults are at least equal the applicable Default Threshold.

(xi)    ERISA. (A) Seller or an ERISA Affiliate shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan that is not exempt from such Sections of ERISA and the Internal Revenue Code, (B) any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of Seller or any ERISA Affiliate, (C) a Reportable Event (as referenced in Section 4043(b)(3) of ERISA) shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Purchaser, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (D) any Plan shall terminate for purposes of Title IV of ERISA, or (E) Seller or any ERISA Affiliate shall, or in the reasonable opinion of Purchaser is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan; and in each case in clauses (A) through (E) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect.

(xii)    Recharacterization. Either (A) the Transaction Documents shall for any reason not cause, or shall cease to cause, Purchaser to be the owner free of any adverse claim of any of the Purchased Assets and other Purchased Items or (B) if a Transaction is recharacterized as a secured financing, and the Transaction Documents with respect to any Transaction shall for any reason cease to create and maintain a valid first priority security interest in favor of Purchaser in any of the Collateral;

(xiii)    Governmental or Regulatory Action. Any governmental, regulatory, or self-regulatory authority shall have taken any action to remove, limit, restrict, suspend or terminate the rights, privileges, or operations of any Seller Party, which suspension has a Material Adverse Effect as determined by Purchaser in its sole and absolute discretion.

(xiv)    [Reserved].

(xv)    Change of Control. A Change of Control shall have occurred without the prior written consent of Purchaser.

(xvi)    Representation or Warranty Breach. If any representation, warranty or certification made to Purchaser by, or on behalf of, any Seller Party or any Servicer that is an Affiliate of any Seller Party shall have been incorrect or untrue in any respect when made or repeated or deemed to have been made or repeated (other than those contained in Article 10(w) relating to Purchased Assets subject to other Transactions, which shall be considered solely for the purpose of determining the Market Value and eligibility of the Purchased Assets, unless (i) Seller shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made; or (ii) any such representations and warranties have been determined by Purchaser in its sole and absolute discretion to be materially false or misleading on a regular basis); provided that, if such breach is susceptible to cure as determined by Purchaser in its sole and absolute discretion, Seller fails to cure the same within ten (10) days after notice of such breach or Seller’s actual knowledge thereof (provided that, any such breach resulting from the gross negligence, willful misconduct or bad faith of any Seller Party or any Affiliate thereof shall not be susceptible to cure).

(xvii)    Judgment. Any final non-appealable judgment by any competent court in the United States of America for the payment of money is rendered against Seller or Guarantor in an amount at least equal to the applicable Litigation Threshold, and such judgment remains undischarged or unpaid for a period of sixty (60) days, during which period execution of such judgment is not effectively stayed by bonding over or other means acceptable to Purchaser in its sole and absolute discretion.

(xviii)    Guarantor Breach. The breach by Guarantor of the covenants made by it in Article V(i) (Limitation on Distributions) or Article V(k) (Financial Covenants) of the Guaranty.

(xix)    Affiliated Servicer Breach. The breach by any Servicer that is an Affiliate of any Seller Party of its obligation to deposit or remit any Net Cash Flow received by such Servicer in accordance with Article 5(d).

(xx)    Other Covenant Default. If any Seller Party or any Servicer that is an Affiliate of any Seller Party shall breach or fail to perform any of the terms, covenants, obligations or conditions under any Transaction Document, other than as specifically otherwise referred to in this definition of “Event of Default”, provided, that, if such breach or failure to perform is susceptible to cure as determined by Purchaser in its sole and absolute discretion, then such Person shall have ten (10) days after the earlier of notice to such Person, or such Person’s actual knowledge, of such breach or failure to perform, to remedy such breach or failure to perform (provided that, any breach or failure to perform resulting from the gross negligence, willful misconduct or bad faith of any applicable Person or any Affiliate thereof shall not be susceptible to cure) provided, however, that if such breach or failure to perform is susceptible to cure but cannot reasonably be cured within such period and such Person shall have commenced cure within such period and is thereafter diligently and expeditiously proceeds to cure the same, such period shall be extended for such time as is reasonably necessary for such Person, in the exercise of due diligence, to cure such breach or failure to perform, but in no event shall such cure period exceed thirty (30) days after the earlier of notice to such Person, or such Person’s actual knowledge, of such breach or failure to perform.

(b)    Remedies. If an Event of Default shall occur and be continuing with respect to Seller, the following rights and remedies shall be available to Purchaser:

(i)    At the option of Purchaser, exercised by written notice to Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency with respect to any Seller Party), the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, immediately occur (such date, the “Accelerated Repurchase Date”).

(ii)    If Purchaser exercises or is deemed to have exercised the option referred to in Article 14(b)(i):

(A)    Seller’s obligations hereunder to repurchase all Purchased Assets shall become immediately due and payable on and as of the Accelerated Repurchase Date;

(B)    to the extent permitted by applicable law, the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the Accelerated Repurchase Date to but excluding the date of payment of the Repurchase Price (as so increased), (x) the Pricing Rate for such Transaction multiplied by (y) the Repurchase Price for such Transaction (decreased by (I) any amounts actually remitted to Purchaser by the Account Bank or Seller from time to time pursuant to Article 5 and applied to such Repurchase Price, and (II) any amounts applied to the Repurchase Price pursuant to Article 14(b)(iii));

(C)    the Custodian shall, upon the request of Purchaser, deliver to Purchaser all instruments, certificates and other documents then held by the Custodian relating to the Purchased Assets; and

(D)    Purchaser may (1) immediately sell, at a public or private sale in a commercially reasonable manner and at such price or prices as Purchaser may deem satisfactory any or all of the Purchased Assets, and/or (2) in its sole and absolute discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets in an amount equal to the Market Value of such Purchased Assets (as determined by Purchaser in its sole and absolute discretion) against the aggregate unpaid Repurchase Price for such Purchased Assets and any other amounts owing by Seller under the Transaction

Documents. The proceeds of any disposition of Purchased Assets effected pursuant to this Article 14(b)(iii) shall be applied to the Repurchase Obligations in such order of priority as Purchaser shall determine in its sole and absolute discretion.

(iii)    The parties acknowledge and agree that (A) the Purchased Assets subject to any Transaction hereunder are not instruments traded in a recognized market, (B) in the absence of a generally recognized source for prices or bid or offer quotations for any Purchased Asset, the Purchaser may establish the source therefor in its sole and absolute discretion and (C) all prices, bids and offers shall be determined together with accrued Net Cash Flow (except to the extent contrary to market practice with respect to the relevant Purchased Assets). The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid. In view of the nature of the Purchased Assets, the parties agree that liquidation of a Transaction or the Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Purchaser may elect, in its sole and absolute discretion, the time and manner of liquidating any Purchased Assets, and nothing contained herein shall (A) obligate Purchaser to liquidate any Purchased Assets on the occurrence and during the continuance of an Event of Default or to liquidate all of the Purchased Assets in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Purchaser.

(iv)    Seller shall be liable to Purchaser and its Affiliates and shall indemnify Purchaser and its Affiliates for the amount (including, without limitation, in connection with the enforcement) of all actual out-of-pocket losses, costs and expenses (including, without limitation, the fees and expenses of counsel) incurred by Purchaser in connection with or as a consequence of an Event of Default.

(v)    Purchaser shall have, in addition to its rights and remedies under the Transaction Documents, all of the rights and remedies provided by applicable federal, state, foreign (where relevant), and local laws (including, without limitation, if the Transactions are recharacterized as secured financings, the rights and remedies of a secured party under the UCC, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Purchaser and Seller. Without limiting the generality of the foregoing, Purchaser shall be entitled to set off the proceeds of the liquidation of the Purchased Assets against all of Seller’s obligations to Purchaser under this Agreement, without prejudice to Purchaser’s right to recover any deficiency.

(vi)    Purchaser may exercise any or all of the remedies available to Purchaser immediately upon the occurrence of an Event of Default and at any time during the continuance thereof. All rights and remedies arising under the Transaction Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies that Purchaser may have.

(vii)    Purchaser may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Purchaser to enforce its rights by judicial process. Seller also waives, to the extent permitted by law, any defense Seller might otherwise have arising from the use of nonjudicial process, disposition of any or all of the Purchased Assets, or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(c)    Power of Attorney. Seller hereby appoints Purchaser as attorney-in-fact of Seller during the continuance of an Event of Default for the purpose of taking any action and executing or endorsing any instruments that Purchaser may deem necessary or advisable to accomplish the purposes of this Agreement, including the exercise of any remedies hereunder, which appointment as attorney-in-fact is irrevocable and coupled with an interest.

ARTICLE 15

SET-OFF

(a)    In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, Seller hereby grants to Purchaser and its Affiliates a right of set-off, without notice to Seller, any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Seller to Purchaser or any Affiliate of Purchaser against (i) any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Purchaser or its Affiliates to Seller and (ii) any and all deposits (general or specified), monies, credits, securities, collateral or other property of Seller and the proceeds therefrom, now or hereafter held or received for the account of Seller (whether for safekeeping, custody, pledge, transmission, collection, or otherwise) by Purchaser or its Affiliates or any entity under the control of Purchaser or its Affiliates and its respective successors and assigns (including, without limitation, branches and agencies of Purchaser, wherever located).

(b)    Purchaser and its Affiliates are hereby authorized at any time and from time to time upon the occurrence and during the continuance of an Event of Default, without notice to Seller, to set-off, appropriate, apply and enforce such right of set-off against any and all items hereinabove referred to against any amounts owing to Purchaser or its Affiliates by Seller under the Transaction Documents, irrespective of whether Purchaser or its Affiliates shall have made any demand hereunder and although such amounts, or any of them, shall be contingent or unmatured and regardless of any other collateral securing such amounts. If a sum or obligation is unascertained, Purchaser may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Article 15 shall be effective to create a charge or other security interest. This Article 15 shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other rights to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

(c)    ANY AND ALL RIGHTS TO REQUIRE PURCHASER OR ITS AFFILIATES TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL OR PURCHASED ITEMS THAT SECURE THE AMOUNTS OWING TO PURCHASER OR ITS AFFILIATES BY SELLER UNDER THE TRANSACTION DOCUMENTS, PRIOR TO EXERCISING THEIR RIGHT OF SET-OFF WITH RESPECT TO SUCH MONIES, SECURITIES, COLLATERAL, DEPOSITS, CREDITS OR OTHER PROPERTY OF SELLER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY SELLER.

ARTICLE 16

SINGLE AGREEMENT

Purchaser and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Purchaser and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

ARTICLE 17

RECORDING OF COMMUNICATIONS

EACH OF PURCHASER AND SELLER SHALL HAVE THE RIGHT (BUT NOT THE OBLIGATION) FROM TIME TO TIME TO MAKE OR CAUSE TO BE MADE RECORDINGS OF COMMUNICATIONS BETWEEN ITS EMPLOYEES, IF ANY, AND THOSE OF THE OTHER PARTY WITH RESPECT TO TRANSACTIONS; PROVIDED, HOWEVER, THAT SUCH RIGHT TO RECORD COMMUNICATIONS SHALL BE LIMITED TO COMMUNICATIONS OF EMPLOYEES TAKING PLACE ON THE TRADING FLOOR OF THE APPLICABLE PARTY. EACH OF PURCHASER AND SELLER HEREBY CONSENTS TO THE ADMISSIBILITY OF SUCH RECORDINGS IN ANY COURT, ARBITRATION, OR OTHER PROCEEDINGS, AND AGREES THAT A DULY AUTHENTICATED TRANSCRIPT OF SUCH A TAPE RECORDING SHALL BE DEEMED TO BE A WRITING CONCLUSIVELY EVIDENCING THE PARTIES’ AGREEMENT.

ARTICLE 18

NOTICES AND OTHER COMMUNICATIONS

Unless otherwise provided in this Agreement, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if sent by (a) hand delivery, with proof of delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery, (d) by telecopier (with answerback acknowledged) provided that such telecopied notice must also be delivered by one of the means set forth in (a), (b) or (c) above, or (e) by electronic mail provided that such electronic mail notice must also be delivered by one of the means set forth in (a), (b) or (c) above, to the address specified in Exhibit I hereto or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Article 18. A notice shall be deemed to have been given: (v) in the case of hand delivery, at the time of delivery, (w) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (x) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, (y) in the case of telecopier, upon receipt of answerback confirmation, provided that such telecopied notice was also delivered as required in this Article 18 or (z) in the case of electronic mail, upon receipt of a verbal or electronic communication confirming receipt thereof, provided that such electronic mail notice was also delivered as required in this Article 18. A party receiving a notice that does not comply with the technical requirements for notice under this Article 18 may elect to waive any deficiencies and treat the notice as having been properly given.

ARTICLE 19

ENTIRE AGREEMENT; SEVERABILITY

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

ARTICLE 20

NON-ASSIGNABILITY

(a)    No Seller Party may assign any of its rights or obligations under this Agreement or the other Transaction Documents without the prior written consent of Purchaser (which may be granted or withheld in Purchaser’s sole and absolute discretion) and any attempt by any Seller Party to assign any of its rights or obligations under this Agreement or any other Transaction Document without the prior written consent of Purchaser shall be null and void.

(b)    Purchaser may, without consent of Seller, at any time and from time to time, assign or participate some or all of its rights and obligations under the Transaction Documents and/or under any Transaction (subject to Article 9(a)) to any Person. In connection therewith, Purchaser may bifurcate or allocate (i.e. senior/subordinate) amounts due to Purchaser, except that, prior to the occurrence and continuance of an Event of Default no such assignment may be made to a Prohibited Assignee without the prior written consent of Seller. Seller agrees to cooperate with Purchaser in connection with any such assignment, transfer or sale of participating interest and to enter into such restatements of, and amendments, supplements and other modifications to, the Transaction Documents to which it is a party in order to give effect to such assignment, transfer or sale of participating interest.

(c)    Purchaser, acting solely for this purpose as an agent of Seller, shall maintain at one of its offices a register for the recordation of the names and addresses of Purchaser and each permitted purchaser, transferee and assignee, as applicable, and the amounts (and stated interest) owing to, each purchaser, transferee and assignee pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the parties hereunder shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Purchaser for all purposes of this Agreement. The Register shall be available for inspection by the Seller at any reasonable time and from time to time upon reasonable prior notice.

(d)    If Purchaser sells a participation with respect to its rights under this Agreement or under any other Transaction Document with respect to the Purchased Assets, it shall, acting solely for this purpose as an agent of Seller, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Purchased Assets (the “Participant Register”); provided that Purchaser shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Transaction Document) to any Person except to Seller or to the extent that such disclosure is necessary to establish that such interest is in registered form under Section 5f.103-1(c) of the United States Treasury regulations. The entries in the Participant Register shall be conclusive absent manifest error, and Purchaser and Seller shall treat each Person whose name is recorded in the register as the owner of such participation interest for all purposes of this Agreement notwithstanding any notice to the contrary.

(e)    Subject to the foregoing, the Transaction Documents and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in the Transaction Documents, express or implied, shall give to any Person, other than the parties to the Transaction Documents and their respective successors, any benefit or any legal or equitable right, power, remedy or claim under the Transaction Documents.

ARTICLE 21

GOVERNING LAW

THIS AGREEMENT (AND ANY CLAIM OR CONTROVERSY HEREUNDER) SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

ARTICLE 22

WAIVERS AND AMENDMENTS

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto.

ARTICLE 23

INTENT

(a)    The parties intend and acknowledge that (i) each Transaction is a “repurchase agreement” as that term is defined in Section 101(47) of Title 11 of the United States Code, as amended (except insofar as the type of Assets subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended (except insofar as the type of assets subject to such Transaction would render such definition inapplicable), (ii) each Purchased Asset constitutes either a “mortgage loan” or “an interest in a mortgage” as such terms are used in Title 11 of the United States Code and (iii) all payments hereunder are deemed “margin payments” or settlement payments” as defined in Title II of the Bankruptcy Code.

(b)    The parties intend and acknowledge that either party’s right to cause the termination, liquidation or acceleration of, or to set-off or net termination values, payment amounts or other transfer obligations arising under, or in connection with, this Agreement or any Transaction hereunder or to exercise any other remedies pursuant to Article 14 is in each case a contractual right to cause or exercise such right as described in Sections 555, 559 and 561 of Title 11 of the United States Code, as amended.

(c)    The parties intend and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in the FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d)    The parties intend and acknowledge that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(e)    The parties intend and acknowledge that this Agreement constitutes a “master netting agreement” as defined in Section 101(38A) of Title 11 of the United States Code, as amended, and as used in Section 561 of Title 11 of the United States Code, as amended, and a “securities contract” with the meaning of Section 555 and Section 559 under the Bankruptcy Code.

(f)    The parties intend and acknowledge that any provisions hereof or in any other document, agreement or instrument that is related in any way to this Agreement shall be deemed “related to” this Agreement within the meaning of Section 741 of the Bankruptcy Code.

(g)    It is the intention of the parties that, for U.S. Federal, state and local income and franchise tax purposes and for accounting purposes, each Transaction constitute a financing to Seller, and that Seller be (except to the extent that Purchaser shall have exercised its remedies following an Event of Default) the owner of the Purchased Assets for such purposes. Unless prohibited by applicable law, Seller and Purchaser agree to treat the Transactions as described in the preceding sentence on any and all filings with any U.S. Federal, state, or local taxing authority.

ARTICLE 24

DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a)    in the case of any Transaction in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Exchange Act, the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to such Transaction;

(b)    in the case of any Transaction in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to such Transaction; and

(c)    in the case of any Transactions in which one of the parties is a financial institution, funds held by the financial institution in connection with such Transaction are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

ARTICLE 25

CONSENT TO JURISDICTION; WAIVERS

(a)    Each party irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile. The parties hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)    To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.

(c)    The parties consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified herein. Nothing in this Article 25 shall affect the right of either party to serve legal process in any other manner permitted by law or affect the right of either party to bring any action or proceeding against the other party or its property in the courts of other jurisdictions.

(d)    EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

ARTICLE 26

NO RELIANCE

Seller hereby acknowledges, represents and warrants to Purchaser that, in connection with the negotiation of, the entering into, and the performance under, the Transaction Documents and each Transaction thereunder:

(a)    it is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of Purchaser, other than the representations expressly set forth in the Transaction Documents;

(b)    it has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by Purchaser;

(c)    it is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks;

(d)    it is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its assets or liabilities and not for purposes of speculation;

(e)    no joint venture exists between Purchaser and any Seller Party; and

(f)    Purchaser is not acting as a fiduciary or financial, investment or commodity trading advisor for any Seller Party and Purchaser has not given to any Seller Party (directly or indirectly through any other Person) any assurance, guarantee or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder.

ARTICLE 27

INDEMNITY AND EXPENSES

(a)    Seller hereby agrees to indemnify Purchaser, Purchaser’s Affiliates and each of its and their officers, directors, employees and agents (“Indemnified Parties”) for, and hold harmless from, any and all actual out-of-pocket liabilities, obligations, losses, damages (other than consequential, special or punitive damages), penalties, actions, judgments, suits, taxes (including stamp, excise, sales or other taxes that may be payable or determined to be payable with respect to any of the Purchased Assets, Purchased Items, Collateral or Pledged Collateral or in connection with any of the transactions contemplated by this Agreement and the documents delivered in connection herewith), fees, costs, expenses (including, without limitation, the fees and expenses of counsel) or disbursements (all of the foregoing, collectively “Indemnified Amounts”) that may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way whatsoever arising out of or in connection with, or relating to, or as a result of, this Agreement, the other Transaction Documents, any Transactions, any Event of Default or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing, and any enforcement of any of the provisions of the Transaction Documents, except for any such matters caused by the gross negligence or willful misconduct of such Indemnified Parties. Without limiting the generality of the foregoing, Seller agrees to hold Purchaser harmless from and indemnify Purchaser against all Indemnified Amounts with respect to all Purchased Assets relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation ERISA, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act. In any suit, proceeding or action brought by Purchaser in connection with any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset, Seller agrees to hold Purchaser harmless from and indemnify Purchaser from and against all Indemnified Amounts suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by any Seller Party or any Affiliate thereof of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from any Seller Party or any Affiliate thereof. The obligation of Seller hereunder is a recourse obligation of Seller.

(b)    Seller agrees to pay or reimburse on demand all of Purchaser’s reasonable out-of-pocket costs and expenses (including, without limitation, the fees and expenses of counsel) incurred in connection with (x) the consummation and administration of any Transaction and (y) any due diligence performed by Purchaser in accordance with Article 28. In addition, Seller agrees to pay or reimburse on demand all of Purchaser’s actual out-of-pocket costs and expenses (including, without limitation, the reasonable fees and expenses of counsel) incurred in connection with (i) the preparation, negotiation, execution and consummation of, and any amendment, supplement or modification to, any Transaction Document or any Transaction thereunder, whether or not such Transaction Document (or amendment thereto) or such Transaction is ultimately consummated, (ii) the consummation and administration of any Transaction, (iii) any preservation of the Purchaser’s rights under the Transaction Documents, (iv) any performance by Purchaser of any obligations of Seller in respect of any Purchased Asset, (v) any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral and the Pledged Collateral, (vi) the custody, care or preservation of the Collateral and the Pledged Collateral (including insurance, filing and recording costs) and defending or asserting rights and claims of Purchaser in respect thereof, by litigation or otherwise, (vii) the maintenance of the Collection Account and registering the Collateral and the Pledged Collateral in the name of Purchaser or its nominee, (viii) any default by Seller in repurchasing the Purchased Asset after Seller has given a notice in accordance with Article 3(e) of an Early Repurchase Date, (ix) any payment of the Repurchase Price on any day other than a Remittance Date or conversion to the Alternative Rate in accordance with Article 6(d) on any day other than a Pricing Rate Determination Date (including in each case, without limitation, as a consequence of terminating any hedging transactions entered into by Purchaser in relation to the Purchased Asset) (“Breakage Costs”), (x) any failure by Seller to sell any Eligible Asset to Purchaser on the Purchase Date thereof, (xi) any actions taken to perfect or continue any lien created under any Transaction Document and/or (xii) Purchaser owning any Purchased Asset or other Purchased Item. All such expenses shall be recourse obligations of Seller to Purchaser under this Agreement. A certificate as to such costs and expenses, setting forth the calculations thereof shall be conclusive and binding upon Seller absent manifest error.

(c)    This Article 27 shall survive termination of this Agreement and the repurchase of all Purchased Assets.

ARTICLE 28

DUE DILIGENCE

(a)    Seller acknowledges that Purchaser has the right to perform continuing due diligence reviews with respect to the Purchased Assets (including obtaining updated or new appraisals), the Seller Parties and Servicer for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise. Seller agrees that upon reasonable prior notice (unless an Event of Default has occurred and is continuing, in which case no prior notice shall be required), Seller shall provide (or shall cause any other Seller Party or Servicer, as applicable, to provide) reasonable access to Purchaser and any of its agents, representatives or permitted assigns to the offices of Seller, such other Seller Party or Servicer, as the case may be, during normal business hours and permit them to examine, inspect, and make copies and extracts of the Purchased Asset Files, Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession or under the control of such party.

(b)    Seller agrees that it shall, promptly upon reasonable request of Purchaser, deliver (or shall cause to be delivered) to Purchaser and any of its agents, representatives or permitted assigns copies of any documents permitted to be reviewed by Purchaser in accordance with Article 28(a).

(c)    Seller agrees to make available (or to cause any other Seller Party or Servicer, as applicable, to make available) to Purchaser and any of its agents, representatives or permitted assigns (i) in person at the time of any inspection pursuant to Article 28(a) or (ii) upon prior written notice (unless an Event of Default has occurred and is continuing, in which case no prior notice shall be required and there shall be no limitation on frequency), by phone, as applicable, a knowledgeable financial or accounting officer or asset manager, as applicable, of Seller, such other Seller Party or Servicer, as the case may be, for the purpose of answering questions about any of the foregoing Persons, or any other matters relating to the Transaction Documents or any Transaction that Purchaser wishes to discuss with such Person.

(d)    Without limiting the generality of the foregoing, Seller acknowledges that Purchaser may enter into Transactions with Seller based solely upon the information provided by Seller to Purchaser and the representations, warranties and covenants contained herein, and that Purchaser, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Assets. Purchaser may underwrite such Purchased Assets itself or engage a third-party underwriter to perform such underwriting. Seller agrees to cooperate with Purchaser and any third party underwriter in connection with such underwriting, including, but not limited to, providing Purchaser and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of any Seller Party or any Affiliate thereof.

(e)    Seller agrees to reimburse Purchaser on demand for any and all costs and expenses (including, without limitation, the fees and expenses of counsel) incurred by Purchaser in connection with its due diligence activities pursuant to this Article 28.

ARTICLE 29

SERVICING

(a)    The parties hereto agree and acknowledge that the Purchased Assets are sold to Purchaser on a “servicing released” basis and Purchaser is owner of all Servicing Rights so long as the Purchased Assets are subject to this Agreement. Notwithstanding the foregoing, Seller shall be granted a revocable license (which license shall automatically be revoked (i) every thirty (30) days unless Purchaser provides written notice to Seller that such license is extended for another thirty (30) days or (ii) upon the occurrence of an Event of Default) to cause Servicer to service the Purchased Assets, and Seller shall, at Seller’s sole cost and expense, cause the

Servicer to service the Purchased Assets in accordance with the Servicing Agreement and this Article 29 and for the benefit of Purchaser. Notwithstanding the foregoing, Seller shall not effect or consent to any Significant Modification of any Purchased Asset (or related Mortgage Loan, as applicable) without first having given prior notice thereof to Purchaser in each such instance and receiving the prior written consent of Purchaser.

(b)    The obligation of Servicer (or Seller to cause Servicer) to service any of the Purchased Assets shall cease, at Purchaser’s option, upon the earliest of (i) Purchaser’s termination of Servicer in accordance with Article 29(c), (ii) Purchaser not extending Seller’s revocable license in accordance with Article 29(a) or (iii) the transfer of servicing to any other Servicer and the assumption of such servicing by such other Servicer. Seller agrees to cooperate with Purchaser in connection with any termination of Servicer. Upon any termination of Servicer, if no Event of Default shall have occurred and be continuing, Seller shall at its sole cost and expense transfer the servicing of the effected Purchased Assets to another Servicer designated by Purchaser as expeditiously as possible.

(c)    Purchaser may, in its sole and absolute discretion, terminate Servicer or any sub-servicer with respect to any Purchased Asset (i) upon the occurrence of a default by the Servicer under the Servicing Agreement, (ii) upon the occurrence of a default by the Servicer under the Servicer Letter or (iii) during the continuance of an Event of Default, either for cause or without cause, in each case of clauses (i) through (iii), without payment of any penalty or termination fee.

(d)    Seller shall not, and shall not permit Servicer to, employ any other sub-servicers to service the Purchased Assets without the prior written approval of Purchaser. If the Purchased Assets are serviced by a sub-servicer, Seller shall irrevocably assign all rights, title and interest in the servicing agreements with such sub-servicer to Purchaser.

(e)    Seller shall cause Servicer and any sub-servicer to service the Purchased Assets in accordance with Accepted Servicing Practices. Seller shall cause Servicer and any sub-servicers engaged by Seller to execute a letter agreement with Purchaser substantially in the form attached as Exhibit XI hereto (a “Servicer Letter”) acknowledging Purchaser’s security interest in the Purchased Assets and agreeing to remit all Net Cash Flow received with respect to the Purchased Asset to the Collection Account in accordance with Article 5(e) or as otherwise directed by Purchaser in accordance with the Servicer Letter.

(f)    Seller agrees that Purchaser is the owner of all servicing records related to the Purchased Assets, including but not limited to the Servicing Agreement, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Assets (the “Servicing Records”) so long as the Purchased Assets are subject to this Agreement. Seller covenants to (or to cause Servicer to) safeguard such Servicing Records and to deliver them promptly to Purchaser or its designee (including the Custodian) at Purchaser’s request.

(g)    The payment of servicing fees shall be solely the responsibility of Seller and shall be subordinate to payment of amounts outstanding and due to Purchaser under the Transaction Documents.

ARTICLE 30

ACKNOWLEDGMENT AND CONSENT TO BAIL-IN

(a)    Contractual Recognition of Bail-in.

(i)    Each party acknowledges and accepts that liabilities arising under this agreement (other than Excluded Liabilities) may be subject to the exercise of the UK Bail-in Power by the relevant resolution authority and acknowledges and accepts to be bound by any Bail-in Action and the effects thereof (including any variation, modification and/or amendment to the terms of this agreement as may be necessary to give effect to any such Bail-in Action), which if the Bail-in Termination Amount is payable by Purchaser to Seller may include, without limitation:

(A)    a reduction, in full or in part, of the Bail-in Termination Amount; and/or

(B)    a conversion of all, or a portion of, the Bail-in Termination Amount into shares or other instruments of ownership, in which case Seller acknowledges and accepts that any such shares or other instruments of ownership may be issued to or conferred upon it as a result of the Bail-in Action.

(ii)    Each party acknowledges and accepts that this provision is exhaustive on the matters described herein to the exclusion of any other agreements, arrangements or understanding between the parties relating to the subject matter of this agreement and that no further notice shall be required between the parties pursuant to the agreement in to order to give effect to the matters described herein.

(iii)    The acknowledgements and acceptances contained in paragraphs (1) and (2) above will not apply if:

(A)    the relevant resolution authority determines that the liabilities arising under this agreement may be subject to the exercise of the UK Bail-in Power pursuant to the law of the third country governing such liabilities or a binding agreement concluded with such third country and in either case the UK Regulations have been amended to reflect such determination; and/or

(B)    the UK Regulations have been repealed or amended in such a way as to remove the requirement for the acknowledgements and acceptances contained in paragraphs (1) and (2).

(iv)    For purposes of this paragraph:

“Bail-in Action” means the exercise of the UK Bail-in Power by the relevant resolution authority in respect of all transactions (or all transactions relating to one or more netting sets, as applicable) under this agreement.

“Bail-in Termination Amount” means the early termination amount or early termination amounts (howsoever described), together with any accrued but unpaid interest thereon, in respect of all transactions (or all transactions relating to one or more netting sets, as applicable) under this agreement (before, for the avoidance of doubt, any such amount is written down or converted by the relevant resolution authority).

“BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Excluded Liabilities” means liabilities excluded from the scope of the contractual recognition of bail-in requirement pursuant to the UK Regulations.

“UK Bail-in Power” means any write-down or conversion power existing from time to time (including, without limitation, any power to amend or alter the maturity of eligible liabilities of an institution under resolution or amend the amount of interest payable under such eligible liabilities or the date on which interest becomes payable, including by suspending payment for a temporary period) under, and exercised in compliance with, any laws, regulations, rules or requirements (together, the “UK Regulations”) in effect in the United Kingdom relating to the transposition of the BRRD as amended from time to time, including but not limited to, the Banking Act 2009 as amended from time to time, and the instruments, rules and standards created thereunder, pursuant to which the obligations of a regulated entity (or other affiliate of a regulated entity) can be reduced (including to zero), cancelled or converted into shares, other securities, or other obligations of such regulated entity or any other person.

A reference to a “regulated entity” is to any BRRD Undertaking as such term is defined under the PRA Rulebook promulgated by the United Kingdom Prudential Regulation Authority or to any person falling within IFPRU 11.6, of the FCA Handbook promulgated by the United Kingdom Financial Conduct Authority “FCA”, both as amended from time to time, which includes, certain credit institutions, investment firms, and certain of their parent or holding companies.

(b)    Contractual Recognition of UK Stay in Resolution. Where a resolution measure is taken in relation to any BRRD undertaking or any member of the same group as that BRRD undertaking and that BRRD undertaking or any member of the same group as that BRRD undertaking is a party to this Agreement (any such party to this Agreement being an “Affected Party”), each other party to this Agreement agrees that it shall only be entitled to exercise any termination rights under or rights to enforce a security interest in connection with this Agreement against the Affected Party to the extent that it would be entitled to do so under the Special Resolution Regime if this Agreement were governed by the laws of any part of the United Kingdom.

For the purpose of this Clause, “resolution measure” means a ‘crisis prevention measure’, ‘crisis management measure’ or ‘recognised third-country resolution action’, each with the meaning given in the “PRA Rulebook: CRR Firms and Non-Authorised Persons: Stay in Resolution Instrument 2015”, as may be amended from time to time (the “PRA Contractual Stay Rules”), provided, however, that ‘crisis prevention measure’ shall be interpreted in the manner outlined in Rule 2.3 of the PRA Contractual Stay Rules; “BRRD undertaking”, “group”, “Special Resolution Regime” and “termination right” have the respective meanings given in the PRA Contractual Stay Rules.

(c)    Notice Regarding Client Money Rules. Purchaser, as a CRD credit institution (as such term is defined in the rules of the FCA), holds all money received and held by it hereunder as banker and not as trustee. Accordingly, money that is received and held by Purchaser from you will not be held in accordance with the provisions of the FCA’s Client Asset Sourcebook relating to client money (the “Client Money Rules”) and will not be subject to the statutory trust provided for under the Client Money Rules. In particular, Purchaser shall not segregate money received by it from you from Purchaser money and Purchaser shall not be liable to account to you for any profits made by Purchaser use as banker of such cash and upon failure of Purchaser, the client money distribution rules within the Client Asset Sourcebook (the “Client Money Distribution Rules”) will not apply to these sums and so you will not be entitled to share in any distribution under the Client Money Distribution Rules.

ARTICLE 31

MISCELLANEOUS

(a)    All rights, remedies and powers of Purchaser hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Purchaser whether under law, equity or agreement. In addition to the rights and remedies granted to it in this Agreement, to the extent this Agreement is determined to create a security interest, Purchaser shall have all rights and remedies of a secured party under the UCC.

(b)    The Transaction Documents may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. Signature pages to any Transaction Document or certification delivered pursuant thereto delivered in electronic form (such as PDF) shall be considered binding with the same force and effect as original signatures.

(c)    The headings in the Transaction Documents are for convenience of reference only and shall not affect the interpretation or construction of the Transaction Documents.

(d)    Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(e)    This Agreement contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(f)    The parties understand that this Agreement is a legally binding agreement that may affect such party’s rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

(g)    Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

(h)    Unless otherwise specifically enumerated, wherever pursuant to this Agreement Purchaser exercises any right given to it to consent or not consent, or to approve or disapprove, or any arrangement or term is to be satisfactory to, Purchaser in its sole and absolute discretion, Purchaser shall decide to consent or not consent, or to approve or disapprove or to decide that arrangements or terms are satisfactory or not satisfactory, in its sole and absolute discretion and such decision by Purchaser shall be final and conclusive.

[REMAINDER OF PAGE LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as a deed as of the day first written above.

BARCLAYS BANK PLC, as Purchaser

By:	/s/ Francis X. Gilhool
Name: Francis X. Gilhool
Title: Managing Director

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

Barclays-Resource – Master Repurchase Agreement

RCC REAL ESTATE SPE 7, LLC, as Seller

By:	/s/ Michael Pierro
Name: Michael Pierro
Title: Senior Vice President

Barclays-Resource – Master Repurchase Agreement

EXHIBIT I

NAMES AND ADDRESSES FOR COMMUNICATIONS BETWEEN PARTIES

Purchaser:	Barclays Bank PLC

745 7th Avenue

New York, New York 10019

Attention: Francis X. Gilhool, Jr.

Telephone: (212) 526-6970

Fax: (646) 758-5334

Email: francis.gilhool@barclayscapital.com

with copies to:	Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

Attention: David W. Forti

Telephone: (215) 994 2647

Fax: (215) 655 2647

Email: david.forti@dechert.com

Seller:	RCC Real Estate SPE 7, LLC

717 Fifth Avenue

New York, New York 10022

Attention: John Lee

Telephone: (212) 506-3880

Fax: (215) 761-0421

Originator:	RCC Real Estate, Inc.

717 Fifth Avenue

New York, New York 10022

Attention: John Lee

Telephone: (212) 506-3880

Fax: (215) 761-0421

Guarantor:	Resource Capital Corp.

717 Fifth Avenue

New York, New York 10022

Attention: John Lee

Telephone: (212) 506-3880

Fax: (215) 761-0421

with copies to:	Jones Day

250 Vesey Street

New York, New York 10281-1047

Attention: Robert J. Grados, Esq.

Telephone: (212) 326-3843

Fax: (212) 755-7306

Email: rgrados@jonesday.com

Barclays-Resource – Master Repurchase Agreement

Ex. XIII-2